Exhibit 10.1

DATED 24 April 2018

Up to USD 485,000,000
SENIOR SECURED TERM LOAN FACILITIES AND REVOLVING CREDIT

for

the companies
listed in Schedule 1B hereto as joint and several borrowers

with

DHT Holdings, Inc.
as Guarantor

arranged by

ABN AMRO Bank N.V. Oslo Branch,
Nordea Bank AB (Publ), filial i Norge
ING Bank, a branch of ING–DiBa AG
DNB Bank ASA,
Credit Agricole Corporate and Investment Bank,
as Bookrunners

ABN AMRO Bank N.V. Oslo Branch,
Nordea Bank AB (Publ), filial i Norge
ING Bank, a branch of ING–DiBa AG
DNB Bank ASA,
Credit Agricole Corporate and Investment Bank,
Danish Ship Finance A/S,
Skandinaviska Enskilda Banken AB
as Mandated Lead Arrangers

with
ABN AMRO Bank N.V.
 as Agent and Security Agent

10.5	Suspension of Utilisation	39
10.6	Negotiation of alternative rate of interest	39
10.7	Application of agreed alternative rate of interest	39
10.8	Alternative rate of interest in absence of agreement	39
10.9	Notice of prepayment	40
10.10	Prepayment	40
10.11	Break Costs	40

11.	FEES	40
11.1	Commitment fee	40
11.2	Arrangement Fee	40
11.3	Agency Fee	40

12.	TAX GROSS UP AND INDEMNITIES	41
12.1	Definitions	41
12.2	Tax gross-up	41
12.3	Tax indemnity	41
12.4	Tax Credit	42
12.5	Stamp taxes	42
12.6	VAT	42
12.7	FATCA Information	43
12.8	FATCA Deduction	44
12.9	Secured Hedging Agreements	44

13.	INCREASED COSTS	44
13.1	Increased costs	44
13.2	Increased cost claims	45
13.3	Exceptions	45

14.	OTHER INDEMNITIES	45
14.1	Currency indemnity	45
14.2	Other indemnities	46
14.3	Indemnity to the Agent and Security Agent	46

15.	MITIGATION BY THE LENDERS	47
15.1	Mitigation	47
15.2	Limitation of liability	47

16.	COSTS AND EXPENSES	47
16.1	Transaction expenses	47
16.2	Amendment and enforcement costs	47

17.	SECURITY	49
17.1	Security	49
17.2	Perfection etc.	49
17.3	Further assignment of Earnings, Charterparty and Intra Group Loans	49
17.4	Security – Secured Hedging Agreement	50
17.5	Parallel Debt	50

18.	GUARANTEE AND INDEMNITY	51
18.1	Guarantee and indemnity	51
18.2	Continuing guarantee	51
18.3	Reinstatement	51
18.4	Waiver of defences	52
18.5	Immediate recourse	52
18.6	Appropriations	52
18.7	Deferral of the Guarantor’s rights	53
18.8	Additional security	53
18.9	Norwegian Financial Agreements Act	53
18.10	Guarantee Limitations	54

19.	REPRESENTATIONS	56
19.1	Status	56
19.2	Binding obligations	56
19.3	Non-conflict with other obligations	56
19.4	Power and authority	56

19.5	Validity and admissibility in evidence	57
19.6	Governing law and enforcement	57
19.7	Insolvency	57
19.8	Deduction of Tax	57
19.9	No filing or stamp taxes	57
19.10	No default	58
19.11	No misleading information	58
19.12	Financial statements	58
19.13	Pari passu ranking	58
19.14	No proceedings pending or threatened	58
19.15	Title	58
19.16	No security	58
19.17	No immunity	59
19.18	Ranking of Security Documents	59
19.19	Taxation	59
19.20	Environmental compliance	59
19.21	Environmental Claims	59
19.22	ISM Code and ISPS Code compliance	59
19.23	The Vessels	60
19.24	Financial Indebtedness	60
19.25	Sanctions	60
19.26	Shares	60
19.27	Repetition	61

20.	INFORMATION UNDERTAKINGS	61
20.1	Financial statements	61
20.2	Compliance Certificate	61
20.3	Requirements as to financial statements	61
20.4	Information: miscellaneous	62
20.5	Notification of default	62
20.6	Notification of Environmental Claims	63
20.7	Market Value	63
20.8	“Know your customer” checks	63
20.9	Disclosure of information	64

21.	FINANCIAL COVENANTS	64
21.1	Financial covenants - the Guarantor	64
21.2	Amended financial covenants – Obligors	65

22.	GENERAL UNDERTAKINGS	65
22.1	Authorisations	65
22.2	Compliance with laws	65
22.3	Negative pledge	65
22.4	Disposals, loans and acquisitions	66
22.5	Merger	67
22.6	Shareholding	67
22.7	Change of business	67
22.8	Title	67
22.9	Insurances – general	67
22.10	Earnings Accounts	68
22.11	Derivative transactions	68
22.12	Distribution restrictions and subordination of inter-company debt	68
22.13	Transaction Documents	68
22.14	Taxation	69
22.15	No change of name etc.	69
22.16	Sanctions	69
22.17	US Tax Obligor	69
22.18	Use of Proceeds and repayments	69
22.19	Listing	70

23.	VESSEL UNDERTAKINGS	70
23.1	General	70
23.2	Insurance – Vessels	70
23.3	Flag, name and registry	71
23.4	Classification and repairs	72
23.5	Inspections and class records	72
23.6	Surveys	72

23.7	Notification of certain events	73
23.8	Operation of the Vessels	73
23.9	ISM Code compliance	74
23.10	Environmental compliance	74
23.11	Arrest	74
23.12	Chartering	75

24.	EVENTS OF DEFAULT	75
24.1	Non-payment	75
24.2	Financial covenants	75
24.3	Other obligations	75
24.4	Misrepresentation	76
24.5	Cross default	76
24.6	Insolvency	76
24.7	Insolvency proceedings	76
24.8	Creditors’ process	77
24.9	Unlawfulness	77
24.10	Repudiation	77
24.11	Material adverse change	77
24.12	Cessation of business	77
24.13	Insurances	77
24.14	Failure of security	77
24.15	Litigation	77
24.16	Breach of the terms of a Secured Hedging Agreement	77
24.17	Sanctions	78
24.18	Acceleration	78

25.	CHANGES TO THE LENDERS	79
25.1	Assignments and transfers by the Lenders	79
25.2	Conditions of assignment or transfer	79
25.3	Limitation of responsibility of Existing Lenders	80
25.4	Procedure for transfer	81
25.5	Copy of Transfer Certificate to the Borrowers	81
25.6	Pro rata interest settlement	81
25.7	Securitisation	82
25.8	Security over Lenders’ rights	82

26.	CHANGES TO THE OBLIGORS	83
26.1	Assignments and transfer by Obligors	83

27.	ROLE OF THE AGENT, THE SECURITY AGENT AND THE MANDATED LEAD ARRANGERS	84
27.1	Appointment of the Agent	84
27.2	Instructions	84
27.3	Duties of the Agent	85
27.4	Role of the Mandated Lead Arrangers	85
27.5	No fiduciary duties	85
27.6	Business with any Obligor	86
27.7	Rights and discretions	86
27.8	Responsibility for documentation	87
27.9	No duty to monitor	87
27.10	Exclusion of liability	88
27.11	Lenders’ indemnity to the Agent	89
27.12	Resignation of the Agent	89
27.13	Confidentiality	90
27.14	Relationship with the Lenders	90
27.15	Credit appraisal by the Lenders and the Hedging Banks	91
27.16	Reference Banks	91
27.17	Deduction from amounts payable by the Agent	92

28.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES OR THE HEDGING BANKS
		92
29.	SHARING AMONG THE FINANCE PARTIES
29.1	Payments to Finance Parties	92
29.2	Redistribution of payments	92
29.3	Recovering Finance Party’s rights	92
29.4	Reversal of redistribution	93

29.5	Exceptions	93

30.	PAYMENT MECHANICS	94
30.1	Payments to the Agent	94
30.2	Distributions by the Agent	94
30.3	Distributions to an Obligor	94
30.4	Clawback	94
30.5	Partial payments	94
30.6	No set-off by the Obligors	95
30.7	Business Days	95
30.8	Currency of account	95
30.9	Change of currency	95
30.10	Disruption to payment systems etc.	96

31.	SET-OFF	96

32.	NOTICES	97
32.1	Communications in writing	97
32.2	Addresses	97
32.3	Delivery	97
32.4	Notification of address, e-mail and fax number	98
32.5	Electronic communication	98
32.6	English language	98

33.	CALCULATIONS AND CERTIFICATES	99
33.1	Accounts	99
33.2	Certificates and Determinations	99
33.3	Day count convention	99

34.	PARTIAL INVALIDITY	99

35.	REMEDIES AND WAIVERS	99

36.	AMENDMENTS AND WAIVERS	99
36.1	Required consents	99
36.2	Exceptions	99

37.	CONFIDENTIALITY	100
37.1	Confidential information	100
37.2	Disclosure of Confidential Information	100
37.3	Disclosure to numbering service providers	102
37.4	Entire agreement	103
37.5	Inside information	103
37.6	Notification of disclosure	103
37.7	Continuing obligations	103

38.	CONFIDENTIALITY OF FUNDING RATES AND REFERENCE BANK QUOTATIONS	104
38.1	Confidentiality and disclosure	104
38.2	Related obligations	105
38.3	No Event of Default	105

39.	COUNTERPARTS	105

40.	CONFLICT	105
40.1	Conflict	105
40.2	Contractual recognition of bail-in	105

41.	GOVERNING LAW	107

42.	ENFORCEMENT	107
42.1	Jurisdiction	107
42.2	Service of process	107

Schedule 1A: The Original lenders
Schedule 1B: Borrowers, Vessels and Tranches
Schedule 1C: Repayment Schedule
Schedule 2: Conditions Precedent

Schedule 3: Requests
Schedule 4: Form of transfer certificate
Schedule 5: Form of Compliance Certificate
Schedule 6: Form of Valuation Certificate

THIS AGREEMENT is dated 24 April 2018 and made between:

(1)
THE COMPANIES, each incorporated with limited liability, all with the registered address of either The Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960, Marshall Islands (if incorporated in the Marshall Islands) or Estera Trust (Cayman) Limited, Clifton House, 75 Fort Street, PO Box 1350, Grand Cayman KY1-1108, Cayman Islands (if incorporated in the Cayman Islands), as set out in Schedule 1B (Borrowers, Vessels and Tranches), as joint and several borrowers (each a “Borrower” and together the “Borrowers”) ;

(2)	DHT HOLDINGS, INC., The Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960, Marshall Islands as guarantor (the “Guarantor”);

(3)
ABN AMRO BANK N.V., OSLO BRANCH, acting through its offices at Olav V’s gate 5, 0161 Oslo, Norway, NORDEA BANK AB (PUBL), FILIAL I NORGE acting through its offices at Essendrops gate 7,0368 Oslo, Norway, ING BANK, a branch of ING–DiBa AG acting through its offices at Hamburger Allee 1, 60486 Frankfurt am Main, Germany, DNB BANK ASA acting through its offices at Dronning Eufemias gate 30, 0191 Oslo, Norway and CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK acting through its offices at 12 place des Etats-Unis, CS 70052, 92547 Montrouge Cedex, France as bookrunners and mandated lead arrangers DANISH SHIP FINANCE A/S acting through its offices at Sankt Annae Plads 3, 1250 Copenhagen, Denmark and SKANDINAVISKA ENSKILDA BANKEN AB acting through its offices at Filipstad brygge 1, 0250 Oslo, Norway as mandated lead arrangers (the “Mandated Lead Arrangers”);

(4)
DVB BANK SE acting through its offices at Haakon VIIs gt. 1, 0125 Oslo, Norway and SWEDBANK AB acting through its offices at Filipstad brygge 1, 0250 Oslo, Norway as lead arrangers (the “Lead Arrangers”);

(5)	THE FINANCIAL INSTITUTIONS listed in Schedule 1A as lenders (the “Original Lenders”);

(6)	One or more of the Lenders and any of their affiliates as hedging banks (the “Hedging Banks”);

(7)	ABN AMRO BANK N.V., acting through its offices at Daalesingel 71 ,3511 SW Utrecht, The Netherlands as agent of the other Finance Parties (the “Agent”); and

(8)	ABN AMRO BANK N.V., as security agent of the other Finance Parties and the Hedging Banks (the “Security Agent”).

IT IS AGREED as follows:

SECTION 1
INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Account Banks” means Nordea Bank AB (publ.) filial i Norge, DNB Bank ASA and ABN AMRO Bank N.V.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agreement” means this facilities agreement, as it may be amended, supplemented and varied in writing from time to time, including its schedules.

“Approved Brokers” means Nordic Shipping, Clarksons Platou Limited, Simpson, Spence and Young (SSY), Poten & Partners, Arrow Valuations and Fearnleys.

“Approved Ship Registry” means the Marshall Islands Ship Registry, the Hong Kong Ship Registry, the Isle of Man Ship Registry, France and any ship registry as approved in writing by the Agent (on behalf of the Finance Parties and the Hedging Banks).

“Assignment Agreement” means a general assignment agreement for an assignment on first priority of the Earnings, the insurance proceeds in respect of all Insurances, the Earnings Accounts, any rights under any Intra Group Loans, and any rights under any Secured Hedging Agreement to be executed by the relevant Borrower in favour of the Security Agent (on behalf of the Finance Parties and the Hedging Banks) as security for the Obligors’ obligations under the Finance Documents and any Secured Hedging Agreements in form and substance acceptable to all Lenders.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means (1) for the Term Loan  Facility the period from and including the date of this Agreement and (x), in respect of the Existing Vessels up to and including the earlier of (i) 31 August 2018, and (ii) the date when the Term Loan Facility is fully drawn or cancelled or (iii) such later date as the Agent (on behalf of the Finance Parties) may agree, and (y) in respect of the Newbuilding Vessels, up to and including the earlier of (i) 180 days after the Contractual Delivery Date of the relevant Vessel as specified in Schedule 1B (Borrowers, Vessels, Tranches) hereto (ii) the date the relevant Shipbuilding Contract has been terminated and (iii) the date when the Term Loan Facility is fully drawn or cancelled or (iv) such later date as the Agent (on behalf of the Finance Parties) may agree, and (2) for the Revolving Credit Facility, the period from and including the date of this Agreement up to and including the date 3 months prior to the Maturity Date.

“Available Revolving Credit Facility Commitment” means the aggregate of the Revolving Credit Facility Commitments available under the Revolving Credit Facility Tranches in respect of each Vessel delivered to and owned by the relevant Borrower, less any Loans outstanding under the Revolving Credit Facility.

“Bail-In Action” means the exercise of any Write-down and Conversion Powers.

“Bail-In Legislation” means:

(a)
in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time; and

(b)	in relation to any other state, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.

“Bareboat Charter” means in relation to DHT China, the bareboat charter dated 8 October 2012 (as amended from time to time) entered into between Samco Epsilon Ltd as owner and the Bareboat Charterer as Charterer.

“Bareboat Charterer” means V Ships France SAS.

“Bareboat Registry” means the French International Ship Registry.

“Break Costs” means the amount (if any) by which:

(a)
the interest (excluding margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of a Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)
the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the London interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Oslo, Amsterdam, London, Frankfurt, Paris, Copenhagen and New York City. For the purpose of a Utilisation, Isle of Man, Seoul (in relation to a Newbuilding Vessel only), Hong Kong, Paris and Singapore (or any other relevant place of payment of the proceeds) shall be included.

“Cash” means the aggregate amount of cash, bank deposits and fully marketable securities (issued by an A rated or better financial institution), excluding restricted cash which is not at the disposal of the relevant company.

“Change of Control” means (i) in respect of a Borrower, if the Guarantor ceases to be the owner of 100% of the shares in that Borrower, and (ii) in respect of the Guarantor, if any person or a group of persons acting in concert, other than BW Group Limited, gain ownership or control of 33 1/3 % or more of the voting rights of the Guarantor or there is a change of ownership in any of the Borrowers (direct or indirect) or a person other than the Guarantor controls the appointment of the board of directors for any Borrower. For the purposes of this definition, “control” of the Guarantor means (i) the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to cast, or control the casting of, more than 33 1/3% of the maximum number of votes that might be cast at a general meeting of the Guarantor, and/or (ii) the holding beneficially of more than 33 1/3 % of the issued share capital of the Guarantor (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital), and “acting in concert” means, a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition directly or indirectly of shares in the Guarantor by any of them, either directly or indirectly, to obtain or consolidate control of 33 1/3 % of the Guarantor.

“Charterer” means any charterer approved by the Agent (on behalf of the Finance Parties) under a Charterparty, hereunder the Bareboat Charterer.

“Charterparty” means any time or bareboat charter or any pool agreement or any other agreements of employment (including for the avoidance of doubt the Bareboat Charter and the Sub-Bareboat Charter) entered or to be entered into between a Borrower and the relevant Charterer for the chartering of a Vessel for a period exceeding 24 Months, in form and substance acceptable to the Agent (on behalf of the Finance Parties) subject to the provisions of Clause 23.12 (Chartering).

“Closing Date” means the date of this Agreement, however not later than 30 June 2018.

“Code” means the US Internal Revenue Code of 1986 as amended.

“Commercial Management Agreement” means any agreement made or to be made between a Borrower and the Commercial Manager for the commercial management of a Vessel.

“Commercial Manager” means DHT Management AS or any other commercial manager acceptable to the Agent.

“Commitment” means a Term Loan Facility Commitment and/or a Revolving Credit Facility Commitment.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Compliance Certificate).

“Confidential Information” means all information relating to any Obligor, the Finance Documents or the Facilities of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

(a)	any Obligor or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any Obligor or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 37 (Confidentiality); or

(ii)	is identified in writing at the time of delivery as non-confidential by any Obligor or any of its advisers; or

(iii)
is known by that Finance Party before the date the information is disclosed to it in accordance with (a) or (b) or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with any Obligor and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Contractual Delivery Date” means in respect of a Newbuilding Vessel, the originally scheduled date of delivery under a Shipbuilding Contract and defined as Delivery Date in the Shipbuilding Contracts.

“Current Assets” means the aggregate of the current assets of a company as determined in accordance with GAAP.

“Current Liabilities” means the aggregate of the current liabilities of a company, however excluding the current portion of long term debt maturing six (6) Months or more after the date of computation as well as excluding any balloon instalments under any financing arrangement.

“Deed of Assignment” means one or more general deed of assignment in respect of any Charterparty including the Bareboat Charter and Sub-Bareboat Charter (including any guarantees or other security for the Charterer’s obligations thereunder), to be executed by the relevant Borrower in favour of the Security Agent (on behalf of the Finance Parties and the Hedging Banks), in form and substance acceptable to the Security Agent (on behalf of the Finance Parties and the Hedging Banks).

“Default” means an Event of Default or any event or circumstance specified in Clause 24 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any Secured Hedging Agreements or any combination of any of the foregoing) be an Event of Default.

“Delivery Date” means in respect of a Newbuilding Vessel, the date of actual delivery of the relevant Newbuilding Vessel to the relevant Borrower under a Shipbuilding Contract.

“Disruption Event” means either or both of:

(a)
a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“DOC” means in relation to the Technical Manager a valid document of compliance relevant to the Vessels issued to such company pursuant to paragraph 13.2 of the ISM Code.

“Earnings” means all moneys whatsoever which are now or later become payable (actually or contingently) to a Borrower in respect of and/or arising out of the use of or operation of a Vessel, including (but not limited to):

(a)
all freight, hire and passage moneys payable to a Borrower, including (without limitation) payments of any nature under any contract or any other agreement for the employment, use, possession, management and/or operation of a Vessel;

(b)	any claim under any guarantees related to hire payable to a Vessel as a consequence of the operation of such Vessel;

(c)	any compensation payable to a Borrower in the event of any requisition of a Vessel or for the use of such Vessel by any government authority or other competent authority;

(d)	remuneration for salvage, towage and other services performed by a Vessel payable to a Borrower;

(e)	demurrage and retention money receivable by a Borrower in relation to a Vessel;

(f)	all moneys which are at any time payable under the Insurances in respect of loss of earnings from a Vessel;

(g)
if and whenever a Vessel is employed on terms whereby any moneys falling within paragraphs (a) to (f) above are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to such Vessel; and

(h)	any other money which arise out of the use of or operation of a Vessel and moneys whatsoever due or to become due to a Borrower from third parties in relation to a Vessel.

“Earnings Accounts” means the bank accounts in the names of each Borrower opened and maintained with the Account Banks , or one of the Account Banks or such other accounts designated as “Earnings Accounts” by the Guarantor and the Agent.

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.

“Environmental Claim” means any claim, proceeding, formal notice or investigation by any person or company in respect of any Environmental Law or Environmental Permits.

“Environmental Law” means any applicable law or regulation which relates to:

(a)	the pollution or protection of the environment or to the carriage of material which is capable of polluting the environment;

(b)	harm to or the protection of human health;

(c)	the conditions of the workplace; or

(d)	any emission or substance capable of causing harm to any living organism or the environment.

“Environmental Permits” means any permit, licence, consent, approval and other authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of business conducted on or from the properties owned or used by the relevant company.

“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

“Event of Default” means any event or circumstance specified as such in Clause 24 (Events of Default).

“Excess Values” means the positive or negative (as the case may be) difference between (i) the Market Value (in respect of the Vessels) or the market value as established in accordance with the procedure described in the definition of “Market Value”, and (ii) the book value of the relevant Vessel.

“Existing Vessels” means the 11 vessels listed as such in Schedule 1B (Borrowers, Vessels, Tranches) hereto and “Existing Vessel” means any of them.

“FA Act” means the Norwegian Financial Agreements Act of 25 June 1999 No. 46 (in No. finansavtaleloven).

“Facilities” means together the Term Loan Facility and the Revolving Credit Facility made available under this Agreement as described in Clause 2 (The Facilities) and “Facility” means any of them.

“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five (5) Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)
any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)
any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(b)
in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), 1 January 2019; or

(c)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2019, or in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“Fee Letter” means any letter or letters between the Agent and the Borrowers setting out any of the fees referred to in Clause 11 (Fees).

“Finance Document” means this Agreement, any Security Document, any Fee Letter and any other document designated as such by the Agent and the Borrowers.

“Finance Party” means each of the Agent, the Security Agent, a Mandated Lead Arranger and any Lender.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)
any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.

“Funding Rate” means any individual rate notified by a Lender to the Agent pursuant to Clause 10 (Changes to the calculation of interest).

“GAAP” means generally accepted accounting principles such as IFRS.

“Green Passport” means a document listing all potential hazardous materials on board the relevant Vessel as further described by the relevant Vessel’s classification society and/or the International Maritime Organisation (IMO).

“Group” means the Guarantor and its direct and indirect Subsidiaries from time to time.

“Guarantee” means the irrevocable, unconditional and on-first-demand guarantee given by the Guarantor under Clause 18 (Guarantee and Indemnity) of this Agreement.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“IAPPC” means the International Air Pollution Prevention Certificate required under Regulation 6 of the International Convention for the Prevention of Pollution From Ships 1973/1978 (MARPOL).

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Insurances” means, in relation to the Vessels, all policies and contracts of insurance (which expression includes all entries of the Vessels in a protection and indemnity or war risk association) which are from time to time during the Security Period in place or taken out or entered into by or for the benefit of the Borrowers (whether in the sole name of such Borrower or in the joint names of the Borrowers and any other person) in respect of a Vessel or otherwise in connection with the Vessel and all benefits thereunder (including claims of whatsoever nature and return of premiums).

“Interest Payment Date” means the last day of each Interest Period, and in respect of Interest Periods exceeding three (3) months, the date falling three (3) months after the first day of such Interest Period, and each date falling at three-monthly intervals thereafter.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).

“Intra Group Loans” means any loans granted by (i) a Borrower to any of its Affiliates or (ii) the Guarantor to a Borrower.

“Intra Group Loans Assignment Agreement” means one or more general assignment agreements on first priority of any claims the Guarantor may have in respect of any Intra Group Loans, to be executed by the Guarantor in favour of the Security Agent (on behalf of the Finance Parties and the Hedging Banks) as security for the Guarantor’s obligations under the Finance Documents and any Secured Hedging Agreement in form and substance acceptable to all Lenders.

“ISM Code” means the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevent.

“ISPS Code” means the International Ship and Port Facility Security (ISPS) Code as adopted by the International Maritime Organization’s (IMO) Diplomatic Conference of December 2002.

“ISSC” means an International Ship Security Certificate issued by the Classification Society confirming that a Vessel is in compliance with the ISPS Code.

“Lender” means:

(a)	any Original Lender; and

(b)	any New Lender which has become a Party in accordance with Clause 25 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“Letter of Undertaking” means an irrevocable and unconditional written undertaking from the Bareboat Charterer to the Security Agent (on behalf of the Finance Parties and the Hedging Banks) containing inter alia (i) a right for the Security Agent (on behalf of the Finance Parties and the Hedging Banks) upon an Event of Default which is continuing to terminate the Bareboat Charter and the Sub-Bareboat Charter, deregister the relevant Vessel from its Approved Ship Registry and enforce their rights under the Mortgages and (ii) a confirmation that any claims the Bareboat Charterer may have against a Borrower shall rank after and be fully subordinated to the rights and claims of the Security Agent (on behalf of the Finance Parties and the Hedging Banks), including an undated termination letter and an irrevocable and unconditional power of attorney in respect of the deregistration of the relevant Vessel from the Approved Ship Registry in form and substance satisfactory to the Security Agent (on behalf of the Finance Parties and the Hedging Banks).

“LIBOR” (London Interbank Offered Rate) means, in relation to a Loan:

(a)	the applicable Screen Rate at 11:00 GMT hours on the Quotation Day for the offering of deposits in USD and for a period equal in length to the Interest Period of that Loan; or

(b)	as otherwise determined pursuant to Clause 10 (Changes to the calculation of interest),

and, if such rate is below zero, LIBOR will be deemed to be zero.

“Loan” means a loan made or to be made pursuant to this Agreement or any of the principal amount outstanding from time to time of that loan, or, if the context otherwise requires, the total principal amount outstanding for the time being under the Facilities.

“Majority Lenders” means:

(a)	if there are no amounts then outstanding, a Lender or Lenders whose Commitments aggregate more than 66 2/3 % of the Total Commitments; or

(b)	at any other time, a Lender or Lenders whose participations in the Loans and any Available Revolving Facility Credit Commitment aggregate more than 66 2/3 % of the Loans.

“Margin” means 2.40% (two point forty per cent) per annum.

“Market Value” means the fair market value of a Vessel as (i) determined by one (1) independent Approved Broker appointed by the Borrower, being the owner of the relevant Vessels, or (ii) at the request of the Agent (on behalf of any Lender), calculated as the average of valuations of a Vessel obtained from two (2) Approved Brokers (of which one is appointed by the Borrower, being the owner of the relevant Vessels and one is appointed by the Agent), in each case, on the basis of a sale for prompt delivery for cash at arm’s length on normal commercial terms as between a willing buyer and a willing seller, on an “as is, where is” basis, free of any existing charter or other contract of employment and/or pool arrangement, provided however that if the higher of the two valuations is more than one hundred and ten per cent (110%) of the lower, a third valuation shall be obtained from another Approved Broker and the fair market value shall be the arithmetic average of the three (3) valuations, in form and substance acceptable to the Facility Agent. Any valuations are valid for thirty (30) days from the date of issue.

“Material Adverse Effect” means a materially adversely effect on:

(a)	the business, condition (financial or otherwise), operations or prospects of the Guarantor since the date at which its latest audited financial statements were prepared; or

(b)	the ability of an Obligor to perform its obligations under the Finance Documents or any Secured Hedging Agreement; or

(c)	the validity or enforceability of, or the effectiveness or ranking of any Security granted or purporting to be granted pursuant to, any Finance Document or any Secured Hedging Agreement; or

(d)	the right or remedy of a Finance Party or a Hedging Bank in respect of a Finance Document or any Secured Hedging Agreement.

“Maturity Date” means the sixth (6th) anniversary of the date of the Closing Date, however not later than 30 June 2024.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)
if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

The above rules will only apply to the last Month of any period.

“Mortgages” means the first priority or preferred mortgages (and deeds of covenants collateral thereto (if applicable), to be executed and recorded by the Borrowers against the Vessels in favour of the Security Agent or security trustee, as applicable, (on behalf of the Finance Parties and the Hedging Banks) in (i) the relevant Approved Ship Registry and (ii) entered in the Bareboat Registry by a notation (applicable while a Vessel is registered in the Bareboat Registry), in form and substance satisfactory to all Lenders.

“Newbuilding Vessels” means the two (2) vessels listed as such in Schedule 1B (Borrowers, Vessels, Tranches) hereto and “Newbuilding Vessel” means any of them. The delivery of the Newbuilding Vessels is scheduled to take place in the second half of 2018.

“Obligor” means any of the Borrowers or the Guarantor and “Obligors” means all of them.

“Original Financial Statements” means the audited financial statements of the Guarantor for the financial year ended 31 December 2017.

“Outstanding Indebtedness” means the aggregate of all sums of money at any time and from time to time owing to the Finance Parties under or pursuant to the Finance Documents.

“Party” means a party to this Agreement.

“Pledge of Account” means a pledge of the Earnings Accounts, not pledged under an Assignment Agreement, to be executed by the Borrowers in favour of the Security Agent (on behalf of the Finance Parties and the Hedging Banks) in form and substance satisfactory to all Lenders.

“Pledge of Shares” means a pledge of all the Shares in a Borrower to be executed by the Guarantor in favour of the Security Agent (on behalf of the Finance Parties and the Hedging Banks) in form and substance satisfactory to all Lenders.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two (2) Business Days before the first day of that period.

“Reference Banks” means the Mandated Lead Arrangers, excluding ING Bank, a branch of ING-DiBa AG and such other bank or financial institution as may be appointed by the Agent in consultation with the Borrowers.

“Reference Bank Quotation” means any quotation supplied to the Agent by a Reference Bank.

“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Banks:

(a)
(other than where paragraph (b) below applies) as the rate at which the relevant Reference Bank could borrow funds in the London interbank market in USD for the relevant period were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period; or

(b)
if different, as the rate (if any and applied to the relevant Reference Bank and the relevant currency and period) which contributors to the Screen Rate are asked to submit to the relevant administrator, and, if such rate is below zero, Reference Bank Rate will be deemed to be zero.

“Repayment Date” means a date on which a repayment instalment is required to be made pursuant to Clause 6 (Repayment).

“Repeating Representations” means each of the representations set out in Clause 19 (Representations), to the extent they are repeating pursuant to Clause 19.27 (Repetition).

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Resolution Authority” means any body which has authority to exercise any Write-down and Conversion Powers.

“Restricted Party” means a person:

(a)	that is listed on any Sanctions List (whether designated by name or by reason of being included in a class of person);

(b)
that is domiciled, registered as located or having its main place of business in, or is incorporated under the laws of, a country which is subject to Sanctions Laws which attach legal effect to being domiciled, registered as located in, having its main place of business in and/or being incorporated under the laws of such country;

(c)	that is directly or indirectly owned or controlled (by 50% or more) by or acting on behalf at the direction or for the benefit of a person referred to in paragraphs (a) and/or (b) above; or

(d)	with which any Lender is prohibited from dealing or otherwise engaging in a transaction with by any Sanctions Laws.

“Revolving Credit Facility” means the secured revolving credit facility made available under this Agreement as described in Clause 2 (The Facilities).

“Revolving Credit Facility Commitment” means

(a)
in relation to an Original Lender, the amount set opposite its name under the heading “Revolving Credit Facility Commitment” in Schedule 1A (The Original Lenders) and the amount of any other Revolving Credit Facility Commitment transferred to it under this Agreement;

(b)	in relation to any other Lender, the amount of any Revolving Credit Facility Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement and always subject to the limitations in Clause 2.1 (The Facilities) and Clause 7.5 (Market Value).

“Revolving Credit Facility Tranche” means one tranche per Existing Vessel pursuant to the Revolving Credit Facility as described in Clause 2 (The Facilities), and “ Revolving Credit Facility Tranches” means some or all of them (as the context requires).

“Sanctions Authority” means any country to which any Obligor is bound, the Norwegian State, the United Nations, the European Union or any of its member states the United Kingdom and the United States of America, and any authority, governmental institution and agency acting on behalf of any of them in connection with Sanctions Laws including without limitation, the Office of Foreign Assets Control of the US Department of Treasury, the United States Department of State, and Her Majesty’s Treasury.

“Sanctions Laws” means any trade, economic or financial sanctions laws and/or regulations, trade embargoes, prohibitions, restrictive measures, decisions, executive orders or notices from regulators implemented, adapted, imposed, administered, enacted and/or enforced by any Sanctions Authority and any law or regulation enacted, promulgated or issued by any Sanctions Authority after the date of this Agreement.

“Sanctions List” means any list of persons, entities or vessels published in connection with Sanctions Laws by or on behalf of any Sanctions Authority including but not limited to the “Specially Designated Nationals and Blocked Persons” list maintained by OFAC, the “Consolidated List of Financial Sanctions Targets”, maintained by HMT each as amended from time to time.

“Screen Rate” means the London interbank offered rate administered by the ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for USD for the relevant period, displayed on pages LIBOR01 or LIBOR02 of the Reuters screen (or any replacement Reuters page which displays that rate), or such other information service which publishes that rate from time to time in place of Reuters. If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Borrowers.

“Secured Assets” means:

(a)	the Vessels;

(b)	the Earnings;

(c)	the Shares;

(d)	any Secured Hedging Agreement;

(e)	any Intra Group Loans;

(f)	the Insurances;

(g)	the Earnings Accounts; and

(h)	any Charterparty.

“Secured Hedging Agreement” means any master agreement on the form of ISDA 2002 (as amended at any time) and any swap transaction, confirmation, schedule or hedging agreement pursuant to such master agreement entered or to be into between any Borrower and a Hedging Bank for the purpose of hedging the interest rate risk in relation to the Facility.

“Security” means a mortgage, charge, pledge, lien, assignment, subordination or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Document” means each document listed in Clause 17 (Security) and any other document agreement agreed between the Parties to be a Security Document and any other document entered into by any Obligor creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any of the Obligors under any of the Finance Documents.

“Security Period” means the period commencing on the date of this Agreement and ending the date on which the Agent notifies the Borrowers and the other Finance Parties and the Hedging Banks that:

(a)	all amounts which have become due for payment by the Borrowers under the Finance Documents and any Secured Hedging Agreement have been paid;

(b)	no amount is owing or has accrued (without yet having become due for payment) under any of the Finance Documents or any Secured Hedging Agreement;

(c)	none of the Obligors have any future or contingent liability under any provision of this Agreement, the other Finance Documents or any Secured Hedging Agreement; and

(d)
the Agent, the other Finance Parties or any Hedging Bank do not consider that there is a significant risk that any payment or transaction under a Finance Document or any Secured Hedging Agreement would be set aside, or would have to be reversed or adjusted, in any present or possible future proceeding relating to a Finance Document or any Secured Hedging Agreement or any asset covered (or previously covered) by a Security created by a Finance Document.

“Selection Notice” means a notice substantially in the form set out in Part II of Schedule 3 (Requests) given in accordance with Clause 9 (Interest Periods).

“Shares” means all current and future shares in each Borrower.

“Shipbuilding Contract” means (i) the shipbuilding contract dated 20 January 2017 entered into between the Guarantor and the Yard as builder for the construction of Hull No. 2957 to be named “DHT Bronco” or (ii) the shipbuilding contract dated 20 January 2017 entered into between the Guarantor and the Yard as builder for the construction of Hull No. 2958 to be named “DHT Mustang”.

“SMC” means a valid safety management certificate issued for a Vessel issued by the Classification Society pursuant to paragraph 13.7 of the ISM Code.

“SMS” means a safety management system for a Vessel developed and implemented in accordance with the ISM Code and including the functional requirements duties and obligations that follow from the ISM Code.

“Sub-Bareboat Charters” means in relation to DHT China, the bareboat charter dated 8 October 2012 (as amended from time to time) entered into between the Bareboat Charterer as owner and Samco Epsilon Ltd. as charterer.

“Subsidiary” means an entity of which a person has direct or indirect control (whether through the ownership of voting capital, by contract or otherwise) or owns directly or indirectly more than 50 % of the shares and for this purpose an entity shall be treated as controlled by another if that entity is able to direct its affairs and/or to control the composition of the board of directors or equivalent body.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Technical Management Agreement” means any technical management agreement made between the Technical Manager and a Borrower for the technical management of a Vessel.

“Technical Manager” means Goodwood Ship Management Pte Ltd. and any technical manager acceptable to the Agent.

“Term Loan Facility” means the term loan facility made available under this Agreement as described in Clause 2 (The Facilities).

“Term Loan Facility Commitment” means

(a)
in relation to an Original Lender, the amount set opposite its name under the heading “Term Loan Facility Commitment” in Schedule 1A (The Original Lenders) and the amount of any other Term Loan Facility Commitment transferred to it under this Agreement;

(b)	in relation to any other Lender, the amount of any Term Loan Facility Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Term Loan Tranche” means one tranche per Vessel pursuant to the Term Loan Facility as described in Clause 2 (The Facilities), and “Term Loan Tranches” means all of them.

“Total Commitments” means the aggregate of the Commitments specified as such in Schedule 1A (Original Lenders) at the date of this Agreement.

“Total Interest Bearing Debt” means all debt and financial instruments (including financial leases) which bear interests.

“Total Loss” means, in relation to a Vessel:

(a)	the actual, constructive, compromised, agreed, arranged or other total loss of such Vessel; and

(b)
any expropriation, confiscation, requisition or acquisition of a Vessel, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a governmental or official authority (excluding a requisition for hire for a fixed period not exceeding one (1) year without any right to extension) unless it is within one (1) month from the Total Loss Date redelivered to the full control of the relevant Borrower.

“Total Loss Date” means:

(a)	in the case of an actual total loss of a Vessel, the date on which it occurred or, if that is unknown, the date when such Vessel was last heard of;

(b)
in the case of a constructive, compromised, agreed or arranged total loss of a Vessel, the earlier of: (i) the date on which a notice of abandonment is given to the insurers (provided a claim for total loss is admitted by such insurers) or, if such insurers do not forthwith admit such a claim, at the date at which either a total loss is subsequently admitted by the insurers or a total loss is subsequently adjudged by a competent court of law or arbitration panel to have occurred or, if earlier, the date falling three (3) months after notice of abandonment of such Vessel was given to the insurers; and (ii) the date of compromise, arrangement or agreement made by or on behalf of the relevant Borrower with such Vessel’s insurers in which the insurers agree to treat such Vessel as a total loss; or

(c)	in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Agent that the event constituting the total loss occurred.

“Tranche” means any Term Loan Tranche or Revolving Credit Facility Tranche, and “Tranches” means all of them.

“Transaction Documents” means the Finance Documents, any Shipbuilding Contract, any Secured Hedging Agreement, any Technical Management Agreement, any Commercial Management Agreement and any Charterparty, the Letter of Undertaking, together with the other documents contemplated herein or therein.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrowers.

“Transfer Date” means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Transfer Certificate; and

(b)	the date on which the Agent executes the relevant Transfer Certificate.

“Unpaid Sum” means any sum due and payable but unpaid by the Borrowers and/or the Guarantor under the Finance Documents.

“US Tax Obligor” means:

(a)	an Obligor which is resident for tax purposes in the US; or

(b)	an Obligor some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.

“USD” means the lawful currency of the United States of America.

“Utilisation” means the utilisation of a Loan.

“Utilisation Date” means the date of a Utilisation, being the date on which a Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in Schedule 3 (Requests).

“Valuation Certificate” means a certificate substantially in the form set out in Schedule 6 (Form of Valuation Certificate).

“Value Adjusted Tangible Net Worth” means Value Adjusted Total Assets, less the value of all liabilities and intangible assets, as determined by GAAP.

“Value Adjusted Total Assets” means on consolidated basis, the book value of all assets (both tangible and intangible) at the relevant time, as determined by GAAP, adjusted for Excess Values.

“VAT” means value added tax and any other tax of a similar nature in the relevant jurisdiction.

“Vessels” means the Existing Vessels and the Newbuilding Vessels and “Vessel” means any of them.

“Working Capital” means Current Assets less Current Liabilities.

“Write-down and Conversion Powers” means:

(a)
in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule; and

(b)	in relation to any other applicable Bail-In Legislation:

(i)
any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation.

“Yard” means Hyundai Heavy Industries Co., Ltd., 1000 Bangeojinsunhwan-Doro, Dong-Gu, Ulsan, Korea.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)
the “Agent”, the “Security Agent”, any “Mandated Lead Arranger”, any “Finance Party”, any “Lender”, the “Hedging Banks”, or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)
a “Finance Document”, “Secured Hedging Agreement” or any other agreement or instrument is a reference to that Finance Document, that Secured Hedging Agreement or other agreement or instrument as amended, novated, supplemented, extended or restated;

(iv)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(v)
a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(vi)
a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(vii)	a provision of law is a reference to that provision as amended or re-enacted;

(viii)	words importing the singular shall include the plural and vice versa; and

(ix)	a time of day is a reference to Oslo time unless specified otherwise.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)
Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived.

(e)	In case of conflict between this Agreement and any of the Security Documents, the provisions of this Agreement shall prevail.

SECTION 2
THE FACILITIES

2.	THE FACILITIES

2.1	The Facilities

Subject to the terms of this Agreement, the Lenders make available to the Borrowers the following facilities:

(a)
the Term Loan Facility consisting of up to thirteen (13) cross-collateralised Term Loan Tranches (one per Existing Vessel and Newbuilding Vessel) up to the amount set out opposite each Vessel under the heading “Maximum Available Term Loan” in Schedule 1B (Borrowers, Vessels, Tranches), but always subject to Clause 2.1 (c) below;

(b)
the Revolving Credit Facility in the amount of USD 100,000,000, which may be incurred on a revolving basis at any time within the Availability Period in the amount set out opposite each Vessel under the heading “Maximum Available RCF” in Schedule 1B (Borrowers, Vessels, Tranches) provided that the amount drawn shall never exceed the Available Revolving Credit Facility Commitment, and always subject to Clause 2.1 (c) below.

(c)	Provided, however, that the maximum aggregate available amount under the Tranches shall never exceed:

(i)
in respect of the Existing Vessels the lesser of (A) USD 304,197,158 of Term Loan Tranches and USD 78,002,842 of  Revolving Credit Facility Tranches, and (B) sixty per cent (60%) of the aggregate Market Value of the Existing Vessels, and

(ii)
in respect of the Newbuilding Vessels the lesser of (A) USD 80,802,842 of Term Loan Tranches and USD 21,997,158 of  Revolving Credit Facility Tranches, and (B) sixty five per cent (65%) of the aggregate Fair Market Value of the Newbuilding Vessels.

2.2	Finance Parties’ rights and obligations

(a)
The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)
The rights of each Finance Party or the Hedging Banks under or in connection with the Finance Documents and any Secured Hedging Agreement are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from the Borrowers and/or the Guarantor shall be a separate and independent debt.

(c)
A Finance Party or the Hedging Banks may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents and any Secured Hedging Agreement. The rights of the Hedging Banks under any Secured Hedging

Agreement shall be subordinated to the rights of the Finance Parties under the other Finance Documents.

2.3	Borrowers’ liabilities and obligations

(a)	The liabilities and obligations of the Borrowers under this Agreement shall be joint and several and shall not be affected by:

(i)	any Finance Document being or later becoming void, unenforceable or illegal as regards any other Borrower; or

(ii)	any Finance Party entering into any rescheduling, refinancing or other arrangement of any kind with any other Borrower; or

(iii)	any Finance Party releasing any other Borrower.

(b)
For so long as any Commitment is in force or any amount is outstanding under the Finance Documents, each Borrower shall remain a principal debtor for all amounts owing under any Finance Document to which it is party and no Borrower shall be construed to be a surety for the obligations of any other Borrower under this Agreement.

(c)	For so long as any Commitment is in force or any amount is outstanding under the Finance Documents, no Borrower shall:

(i)	claim any amount which may be due to it from any other Borrower whether in respect of a payment made, or matter arising out of, any Finance Document; or

(ii)	take or enforce any form of security from any other Borrower for such an amount; or

(iii)	set off such an amount against any sum due from it to any other Borrower; or

prove or claim for such an amount in any liquidation, administration, arrangement or similar procedure involving any other Borrower.

2.4	Financial Agreements Act

For the purposes of the Financial Agreements Act (“FA Act”) and the Security Documents, each Borrower (to the extent it is to be considered a guarantor for the other Borrowers pursuant to the FA Act) (i) confirms and agrees that its liability under each Finance Document and any Secured Hedging Agreement shall be limited to USD 550,000,000 (plus any interest, default interest, Break Cost or other costs, fees and expenses related to such Borrower’s obligations under the Finance Documents and any default interest or other costs, fees and expenses related to the liability of the Borrower under such Finance Document) and (ii)  specifically waives all rights under the provisions of the Financial Agreements Act not being mandatory provisions, including (but not limited to) the following provisions (the main contents of the relevant provisions being as indicated in the brackets):

(a)
§ 29 (as the Agent and/or any Finance Party and/or the Hedging Banks shall be entitled to exercise all its rights under the relevant Finance Document and applicable law in order to secure payment. Such rights shall include the right to set-off any credit balance in any currency, on any bank account the Borrower might have with each of the Finance Parties or the Hedging Banks individually against the amount due);

(b)	§ 63 (1) – (2) (to be notified of an Event of Default hereunder and to be kept informed thereof);

(c)	§ 63 (3) (to be notified of any extension granted to a Borrower in payment of principal and/or interest);

(d)	§ 63 (4) (to be notified of a Borrower’s bankruptcy proceedings or debt reorganisation proceedings and/or any application for the latter);

(e)	§ 65 (3) (that its consent is required for it to be bound by amendments to the Finance Documents or any Secured Hedging Agreement that may be detrimental to its interest);

(f)	§ 67 (2) (about any reduction of its liabilities hereunder, since no such reduction shall apply as long as any amount is outstanding under the Finance Documents and any Secured Hedging Agreement);

(g)
§ 67 (4) (that its liabilities under a Finance Documents shall lapse after ten (10) years, as it shall remain liable hereunder as long as any amount is outstanding under any of the Finance Documents and any Secured Hedging Agreement);

(h)
§ 70 (as it shall not have any right of subrogation into the rights of the Finance Parties and the Hedging Banks under the Finance Documents and any Secured Hedging Agreement until and unless the Finance Parties and the Hedging Banks shall have received all amounts due or to become due to them under the Finance Documents and any Secured Hedging Agreement);

(i)
§ 71 (as the Finance Parties and the Hedging Banks shall have no liability first to make demand upon or seek to enforce remedies against a specific Borrower or any other security interest provided in respect of a specific Borrower’s liabilities under the Finance Documents and any Secured Hedging Agreement before demanding payment under or seeking to enforce its guarantee obligations in the relevant Finance Document);

(j)	§ 72 (as all interest and default interest due under any of the Finance Documents and any Secured Hedging Agreement shall be secured by its obligations hereunder);

(k)	§ 73 (1) – (2) (as all costs and expenses related to a termination event or an Event of Default under this Agreement shall be secured by its guarantee obligations hereunder); and

(l)
§ 74 (1) – (2) (as it shall not make any claim against any other Borrower for payment by reason of performance by it of its obligations under the Finance Documents and any Secured Hedging Agreement until and unless the Finance Parties and the Hedging Banks first shall have received all amounts due or to become due to them under the Finance Documents and any Secured Hedging Agreement).

3.	PURPOSE

3.1	Purpose

The Borrowers shall apply all amounts borrowed by them:

(a)
under the Term Loan Facility (i) towards the part financing of the refinancing costs of the Existing Vessels and (ii) towards the part financing of the delivery costs with respect to the Newbuilding Vessels (it being understood that proceeds of the Term Loan Facility related to the Newbuilding Vessels may be used to cover any amount already paid by the Guarantor in connection therewith); and

(b)
under the Revolving Credit Facility (i) towards the part financing of the refinancing costs of the Existing Vessels (ii) and towards the part financing of the delivery costs with respect to the Newbuilding Vessels (it being understood that proceeds of the Revolving Credit Facility related to the Newbuilding Vessels may be used to cover any amount already paid by the Guarantor in connection therewith) and (iii) for general corporate purposes.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

(a)
The Finance Parties’ obligations hereunder are subject to the Agent’s receipt of all of the documents and other evidence listed in Schedule 2 (Conditions precedent) Part I. The Agent shall notify the Borrowers and the Lenders promptly upon being so satisfied.

(b)
The Borrowers may not deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Schedule 2 (Conditions precedent) Part II, except those documents which specifically will only be available on the relevant Utilisation Date or within another specified date, in a form and substance satisfactory to the Agent. The Agent shall notify the Borrowers and the Lenders promptly upon being so satisfied.

(c)
Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (a) and paragraph (b) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.2	Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of the relevant Utilisation Request and on the proposed Utilisation Date:

(a)	no Default is continuing or would result from the proposed Loan; and

(b)	the Repeating Representations to be made by each Obligor are true in all material respects.

4.3	Maximum number of Loans

(a)	The Term Loan Facility may be drawn in thirteen (13) Loans, one per Term Loan Tranche.

(b)	Only five (5) Loans may be outstanding at any time under the Revolving Credit Facility.

(c)
Any new Loan to be drawn under the Revolving Credit Facility shall never exceed the Available Revolving Credit Facility Commitment prior to the delivery of a Utilisation Request in respect of such Loan.

4.4	Form and content

All documents and evidence delivered to the Agent pursuant to this Clause 4 (Conditions of Utilisation) shall:

(a)	be in form and substance satisfactory to the Agent;

(b)	if required by the Agent, be in original; and

(c)	if required by the Agent, be certified, notarized, legalized or attested in a manner acceptable to the Agent.

4.5	Waiver of conditions precedent

The conditions specified in this Clause 4 (Conditions of Utilisation) are solely for the benefit of the Lenders and may be waived on their behalf in whole or in part and with or without conditions by the Agent (acting on the instructions of the Majority Lenders), save for conditions which are comprised by Clause 36.2 (Exceptions), which will be subject to consent from all the Lenders).

SECTION 3
UTILISATION

5.	UTILISATION

5.1	Delivery of a Utilisation Request

The Borrowers may utilise a Facility by delivery to the Agent of a duly completed Utilisation Request not later than 12:00 noon Oslo time on the date falling  three (3) Business Days prior to any Utilisation Date.

5.2	Completion of a Utilisation Request

A Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(a)	the proposed Utilisation Date is a Business Day within the relevant Availability Period;

(b)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(c)	the proposed Interest Period complies with Clause 9 (Interest Periods).

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be USD.

(b)	The amount of a proposed Loan under the Term Loan Facility must be an amount which does not exceed the lesser of (x) the Term Loan Facility Commitment and (y) the relevant Tranche.

(c)
The amount of a proposed Loan under the Revolving Credit Facility must be in the minimum amount of USD 5,000,000 (or integral multiples thereof) and shall not exceed the Available Revolving Credit Facility Commitment.

5.4	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in a Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in such Loan will be equal to the proportion that its Commitment bears to the Total Commitments immediately prior to making a Loan.

(c)	The Agent shall notify each Lender of the amount of a Loan and the amount of its participation in such Loan upon receipt of the relevant Utilisation Notice from the Borrowers.

5.5	Cancellation of Commitments

(a)	The Term Loan Facility Commitment shall be cancelled as follows:

(i)	any Term Loan Facility Commitment which are un-utilised at the end of the applicable Availability Period shall be immediately cancelled;

(ii)	any part of a Term Loan Tranche un-utilised after the Utilisation of a Loan pursuant to such Tranche shall be immediately cancelled; and

(iii)	in accordance with Clause 7 (Prepayment and cancellation).

(b)	Cancellations of the Revolving Credit Facility Commitment shall be made as described in Clause 7 (Prepayment and cancellation).

SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION

6.	REPAYMENT

6.1	Repayment of Loans

(a)
The Borrowers shall repay each Loan outstanding under the Term Loan Tranche by consecutive quarterly repayment instalments commencing (i) in respect of the Existing Vessels on 30 September 2018 and (ii) in respect of the Newbuilding Vessels 3 months after the relevant Utilisation Date, each in an amount as set out in Schedule 1C (Repayment Schedule) hereto. Should a Tranche be reduced as per Clause 2.1 (The Facilities)  not to exceed 60% or 65% (as the case may be) of the Market Value of the relevant Vessel at the relevant Delivery Date, the repayment instalments set out in Schedule 1C (Repayment Schedule) shall be reduced accordingly and the Agent shall provide an updated Schedule 1C (Repayment Schedule) to the Finance Parties and the Obligors.

(b)
Following the Utilisation or cancellation of the last Tranche, the instalments of all Tranches shall, if requested by the Borrower, be consolidated by the due date of the next instalments of any previous drawn Tranche to fall due on the next Repayment Date of the last drawn Tranche, and thereafter be repaid as one Loan in the aggregate amounts of the instalments and balloon payments of the Tranches (it being understood that a reference to “Tranche” in this sub-clause shall not be a reference to a Tranche under the Revolving Credit Facility).

(c)
Always subject to Clause 4 (Conditions of utilisation), each Loan under the Revolving Credit Facility will on the last day of its Interest Period automatically be renewed with a new Interest Period of three (3) Months without the need for any Utilisation Request, unless the Borrowers instruct otherwise in writing to the Agent

(d)
If the Borrowers in accordance with sub-clause (c) above give instructions that a Loan under the Revolving Credit Facility shall not automatically be renewed, and the date for payment of such existing Loan falls on the same date as the Utilisation Date of a new Loan, the Agent shall set off the amounts against each other, and only the net amount (if any) shall be payable by the Borrowers. Such instructions shall be given by the Borrowers at the latest three (3) Business Days prior to the renewal date.

(e)	Any Outstanding Indebtedness is due and payable to the Agent for the account of the Finance Parties on the Maturity Date.

6.2	Re-borrowing

(a)	The Borrowers may not re-borrow any part of the Term Loan Facility which is repaid or prepaid.

(b)
Any repayments or prepayments of the Loans outstanding under the Revolving Credit Facility Tranches may be re-borrowed in accordance with the terms of this Agreement as long as the outstanding Loans under the Revolving Credit Facility Tranches do not exceed the Available Revolving Credit Facility Commitment.

7.	PREPAYMENT AND CANCELLATION

7.1	Voluntary cancellation

The Borrowers may, if they give the Agent not less than five (5) days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part of any Facility or Tranche. Any cancellation under this Clause 7.1 (Voluntary cancellation) shall be in the minimum amount of USD 1,000,000 or multiples thereof and reduce the relevant Commitments of the Lenders proportionately, and may not be reinstated.

Any amount outstanding after a cancellation under the Revolving Credit Facility that exceeds the Available Revolving Credit Facility Commitment (as reduced) must immediately be repaid in connection with the cancellation.

7.2	Voluntary prepayment of Loans

(a)
The Borrowers may, if they give the Agent not less than five (5) Business Days (or such shorter period as the Majority Lenders may agree) prior written notice, prepay the whole or any part of a Loan (but, if in part, being an amount that reduces the amount of the Loans by a minimum amount of USD 1,000,000 or multiples thereof).

(b)
Any prepayment under this Clause 7.2 (Voluntary prepayment of Loans) shall be applied pro-rata against each Loan outstanding under the Term Loan Tranches and reduce the remaining instalments (excluding the balloon) on a pro-rata basis.

(c)
The Borrowers have the option to apply the voluntary prepayment against any scheduled instalments of any Term Loan Tranche, provided that the Borrowers have given ten (10) Business Days’ prior notice to the Agent and subject to the Majority Lenders consent (not to be unreasonable withheld).

7.3	Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in a Loan:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Borrowers, the Commitment, or the relevant part of the Commitment, of that Lender will be immediately cancelled; and

(c)
the Borrowers shall repay that Lender’s participation in the relevant Loan on the last day of the Interest Period for that Loan occurring after the Agent has notified the Borrowers or, if earlier, the date specified by the relevant Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

7.4	Total Loss or sale of a Vessel

(a)	If a Vessel is sold or suffers a Total Loss:

(i)	the Term Loan Facility shall be prepaid in the amount outstanding pursuant to the respective Vessel’s Term Loan Tranche as set out in Schedule 1C (Repayment Schedule) hereto; and

(ii)	the Revolving Credit Facility shall be reduced and/or cancelled with the amount of the Revolving Credit Facility Tranche in respect of the Vessel sold or lost, and any

Loan outstanding under the Revolving Credit Facility exceeding the Available Revolving Credit Facility Commitment (as reduced) shall be repaid.

Any prepayment and reduction under this Clause 7.4 (Total Loss or sale of a Vessel) shall (i) in case of a sale be made on or before the date on which the sale is completed by delivery of a Vessel to the buyer, or (ii) in the case of a Total Loss, on the earlier of the date falling one hundred and eighty (180) days after the Total Loss Date and the receipt by the Agent of the proceeds of Insurance relating to such Total Loss (or in the event of a requisition for title of a Vessel, immediately after the occurrence of such requisition of title), and be applied in accordance with 7.4 (Total Loss or sale of the Vessel) sub-paragraphs (i) and/or (ii) (as applicable).

7.5	Market Value

(a)
If the aggregate Market Value of the Vessels (then serving as collateral hereunder) is less than 135% of the Loans the Borrowers shall, unless otherwise agreed with the Agent (on behalf of the Lenders) within fifteen (15) Business Days, either

(i)	prepay the Loans or a part of the Loans (as the case may be) required to restore the aforesaid ratio; or

(ii)	provide the Lenders with such additional security, in form and substance satisfactory to all Lenders (it being understood that cash collateral in USD shall be deemed acceptable and be valued at par).

(b)
Any prepayment under this Clause 7.5 (Market Value) shall first be applied against the Facilities pro rata based on the total amounts of the Loan outstanding under each Facility. The amounts prepaid in respect of  the Term Loan Facility, shall be  applied against the remaining instalments and balloon under each such Facility in inverse order of maturity.

7.6	Change of Control

If a Change of Control occurs,

(a)	the Borrowers shall promptly notify the Agent upon becoming aware of that event;

(b)	a Lender shall not be obliged to fund any Utilisation;

(c)
the Agent shall, with thirty (30) Business Days prior written notice to the Borrowers (unless another notice period is set by the Majority Lenders) (x) cancel the Total Commitments, and (y) require the Borrowers to prepay all or parts of the Outstanding Indebtedness in full..

7.7	Right of replacement or repayment and cancellation in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by the Borrowers and/or the Guarantor is required to be increased under paragraph (c) of Clause 12.2 (Tax gross-up); or

(ii)	any Lender claims indemnification from the Borrowers under Clause 12.3 (Tax indemnity) or Clause 13.1 (Increased costs),

the Borrowers may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the

Loans or give the Agent notice of its intention to replace that Lender in accordance with paragraph (d) below.

(b)	On receipt of a notice of cancellation referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)
On the last day of each Interest Period which ends after the Borrowers have given notice of cancellation under paragraph (a) above (or, if earlier, the date specified by the Borrowers in that notice), the Borrowers shall repay that Lender’s participation in the Loans.

(d)	The replacement of a Lender pursuant to paragraph (a) above shall be subject to the following conditions:

(i)	the Borrowers shall have no right to replace the Agent;

(ii)	neither the Agent nor any Lender shall have any obligation to find a replacement Lender; and

(iii)	in no event shall the Lender replaced under paragraph (a) above be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents.

7.8	Restrictions

(a)
Any notice of cancellation or prepayment given by any Party under this Clause 7 (Prepayment and cancellation) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	The Borrowers may not re-borrow any part of the Term Loan Facility which is prepaid.

(d)	The Borrowers shall not repay or prepay all or any part of a Loan or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)	If the Agent receives a notice under this Clause 7 (Prepayment and cancellation) it shall promptly forward a copy of that notice to either the Borrowers or the affected Lender, as appropriate.

SECTION 5
COSTS OF UTILISATION

8.	INTEREST

8.1	Calculation of interest

(a)	The rate of interest on a Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(i)	Margin; and

(ii)	LIBOR.

(b)
It is not possible to calculate the effective interest rate on a Loan in advance. The Lenders are nevertheless, according to the FA Act obliged to give a representative example. LIBOR for 3 (three) months was at 17 April 2018 2.35509 % p.a. and provided unaltered LIBOR and Margin of 240 basis points per annum for the duration of the Facilities, fees agreed hereunder and Utilisation of the Total Commitment on 18 April 2018, the effective interest rate will be 5.19% p.a.

(c)	Interest shall be calculated on the actual number of days elapsed on the basis of a three hundred and sixty (360) day year.

8.2	Payment of interest

The Borrowers shall pay accrued interest on the relevant Loan on each Interest Payment Date.

8.3	Default interest

(a)
If the Borrower or Guarantor  fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of the actual payment (both before and after judgment), , at a rate which, subject to paragraph (b) below, is two hundred basis points higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a part of the Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably) above the Margin. Any interest accruing under this Clause 8.3 (Default interest) shall be immediately payable by the Borrowers and/or the Guarantor on demand by the Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to such Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be two (2) per cent higher than the rate which would have applied if the overdue amount had not become due.

(c)
Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

8.4	Notification of rates of interest

The Agent shall promptly notify the Lenders and the Borrowers of (i) the determination of a rate of interest under this Agreement and (ii) the Funding Rate relating to a Loan.

9.	INTEREST PERIODS

9.1	Selection of Interest Periods

(a)
The Borrowers may select an Interest Period for a Loan in the relevant Utilisation Request (however for the Revolving Credit Facility always taking into consideration Clause 6.1 (Repayment of Loans) (b)).

(b)	In respect of any Loan already utilised under the Term Loan Facility, the Borrowers may select an Interest Period for such Loan in a Selection Notice on the following terms:

(i)
each Selection Notice for a Loan is irrevocable and must be delivered to the Agent by the Borrowers not later than 12:00 noon Oslo time on the date falling three (3) Business Days prior to the last day of the current Interest Period; and

(ii)	if the Borrowers fail to deliver a Selection Notice to the Agent in accordance with paragraph (b) above, the relevant Interest Period will be three (3) Months.

(c)	The Borrowers may select an Interest Period of three (3) Months or any such other periods as all Lenders may agree.

(d)	An Interest Period for a Loan shall not extend beyond the Maturity Date.

(e)	The first Interest Period for a Loan shall start on the relevant Utilisation Date and each subsequent Interest Period shall start on the last day of its preceding Interest Period.

9.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10.	CHANGES TO THE CALCULATION OF INTEREST

10.1	Obligation of Reference Banks to quote

A Lender which is a Reference Bank shall use all reasonable efforts to supply any quotation required of it for the purposes of fixing a rate of interest under this Agreement.

10.2	Quotations by Reference Bank

If any Reference Bank fails to supply a quotation when required, the Agent shall determine the relevant LIBOR on the basis of the mean of the quotations supplied by the other Reference Bank or Reference Banks; but if less than two (2) Reference Banks provide a quotation, the relevant rate of interest shall be set in accordance with the following provisions of this Clause 10 (Changes to calculation of interest).

10.3	Market disruption

The following provisions of this Clause 10.3 (Market disruption) shall apply if:

(a)
no rate is quoted on Reuters Page Libor 01 and 02 or more of the Reference Banks do not, before 1.00 p.m. (London time) on the Quotation Day for an Interest Period, provide quotations to the Agent in order to fix LIBOR; or

(b)
at least 1 Business Day before the start of an Interest Period, Lenders having Commitments amounting to more than 50 per cent. of the Total Commitments notify the Agent that LIBOR fixed by the Agent would not accurately reflect the cost to those Lenders of funding their respective Loan or Loans (or any part of them) during the Interest Period in the London interbank market at or about 11.00 a.m. (London time) on the Quotation Day for the Interest Period; or

(c)
at least 1 Business Day before the start of an Interest Period, the Agent is notified by a Lender (for the purposes of this Clause 10 (Changes to calculation of interest) the “Affected Lender”) that for any reason it is unable to obtain Dollars in the London interbank market in order to fund its Loan or Loans (or any part of it) during that Interest Period.

10.4	Notification of market disruption

The Agent shall notify the Borrowers and each of the Lenders stating the circumstances falling within Clause 10.3 (Market disruption) which have caused its notice to be given

10.5	Suspension of Utilisation

If the Agent’s notice under Clause 10.4 (Notification of market disruption) is served before a Utilisation is to be made the Lenders’ obligations to make or participate in that Utilisation (as the case may be) shall be suspended while the circumstances referred to in the Agent’s notice continue.

10.6	Negotiation of alternative rate of interest

If the Agent’s notice under Clause 10.4 (Notification of market disruption) is served after a Utilisation has been made, the Borrowers, the Agent and the Lenders or (as the case may be) the Affected Lender shall use reasonable endeavours to agree, within the 15 days after the date on which the Agent serves its notice under Clause 10.4 (Notification of market disruption) (for the purposes of this Clause 10 (Changes to calculation of interest) the “Negotiation Period”), an alternative interest rate or (as the case may be) an alternative basis for the Lenders or (as the case may be) the Affected Lender to fund or continue to fund their or its Loan or Loans during the relevant Interest Period concerned.

10.7	Application of agreed alternative rate of interest

Any alternative interest rate or an alternative basis which is agreed during the Negotiation Period shall take effect in accordance with the terms agreed.

10.8	Alternative rate of interest in absence of agreement

If an alternative interest rate or alternative basis is not agreed within the Negotiation Period, and the relevant  circumstances are continuing at the end of the Negotiation Period, then the Agent shall, with the agreement of each Lender or (as the case may be) the Affected Lender, set an interest period and interest rate representing the cost of funding of the Lenders or (as the case may be) the Affected Lender in Dollars or in any available currency of their or its Commitment plus the Margin;

and the procedure provided for by this Clause 10.8 (Alternative rate of interest in absence of agreement) shall be repeated if the relevant circumstances are continuing at the end of the interest period so set by the Agent.

10.9	Notice of prepayment

If the Borrowers do not agree with an interest rate set by the Agent under Clause 10.8 (Alternative rate of interest in absence of agreement), the Borrowers may give the Agent not less than 10 Business Days’ notice of its intention to prepay the relevant Loan or Loans at the end of the interest period set by the Agent.

10.10	Prepayment

A notice under Clause 10.9 (Notice of prepayment) shall be irrevocable; the Agent shall promptly notify the Lenders or (as the case may require) the Affected Lender of the Borrowers’ notice of intended prepayment; and on the last Business Day of the interest period set by the Agent, the Borrowers shall prepay (without premium or penalty) the relevant Loan or Loans, together with accrued interest thereon at the applicable rate plus the Margin. The provisions of Clause 7 (Prepayment and Cancellation) shall apply in relation to the prepayment

10.11	Break Costs

(a)
The Borrowers shall, within three (3) Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrowers on a day other than the last day of an Interest Period for a Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

11.	FEES

11.1	Commitment fee

(a)
The Borrowers shall pay to the Agent (for the account of each Lender) a fee in USD computed at the rate of forty per cent (40%) of the Margin per annum and calculated on the undrawn portion of the Total Commitments from the date of this Agreement until the expiry of the relevant Availability Period.

(b)	The accrued commitment fee is payable quarterly in arrears on the last day of each fiscal quarter and on the last day of the relevant Availability Period.

11.2	Arrangement Fee

The Borrower shall pay to the Agent (for distribution to the Lenders on a pro rata basis) an arrangement fee as per a separate Fee Letter.

11.3	Agency Fee

The Borrower shall pay to the Agent (for its own account) an agency fee as per a separate Fee Letter.

SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS

12.	TAX GROSS UP AND INDEMNITIES

12.1	Definitions

In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

12.2	Tax gross-up

(a)
All payments by the Obligors under the Finance Documents shall be made free and clear of any Tax Deduction or any other governmental or public payment imposed by the laws of any jurisdiction from which or through which such payment is made, unless a Tax Deduction or withholding is required by law.

(b)
The Borrowers shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Obligors.

(c)
If a Tax Deduction is required by law to be made by any Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)
If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)
Within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

12.3	Tax indemnity

(a)	The Obligors shall (within three (3) Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)
under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 12.2 (Tax gross-up); or;

(B)	relates to a FATCA Deduction to be made by a Party.

(c)
A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrowers.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 12.3 (Tax indemnity), notify the Agent.

12.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to that Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by that Obligor.

12.5	Stamp taxes

The Borrowers shall pay and, within three (3) Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.6	VAT

(a)
All amounts set out or expressed in a Finance Document to be payable by any Party to a Finance Party which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, that Party shall pay to the Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

(b)
Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

12.7	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within ten (10) Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party; and

(ii)
supply to that other Party such forms, documentation and other information relating to its status under FATCA (including its applicable “passthru payment percentage” or other information required under the US Treasury Regulations or other official guidance including intergovernmental agreements) as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA.

(iii)
supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime

(b)
If a Party confirms to another Party pursuant to sub-paragraph (a) (i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)
Paragraph (a) above shall not oblige any Finance Party to do anything , and paragraph (a) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)
If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments made under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

12.8	FATCA Deduction

(a)
Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)
Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party to whom it is making the payment and, in addition, shall notify the Borrowers and the Agent shall notify the other Finance Parties.

12.9	Secured Hedging Agreements

Clauses 12.1 (Definitions) through 12.8 (FATCA Deduction) above do not apply for sums due between an Obligor and a Hedging Bank under or in connection with a Secured Hedging Agreement as to which sums the provisions of Section 2(d) (Deduction or Withholding for Tax) of the relevant ISDA master agreement shall apply.

13.	INCREASED COSTS

13.1	Increased costs

(a)
Subject to Clause 13.3 (Exceptions) the Borrowers shall, within three (3) Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation;

(ii)	compliance with any law or regulation made after the date of this Agreement; or

(iii)	the implementation or application of, or compliance with:

(A)
the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision on 16 December 2010, each as amended, supplemented or restated;

(B)
the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated (together with (A) collectively referred to as “Basel III”);

(C)
Directive 2013/36/EU of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directive 2006/48/EC and 2006/49/EC (“CRD IV”);

(D)	Regulation (EU) no. 575/2013 of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending regulation (EU) No. 648/2012 (“CRR”).

(E)	any law or regulation that implements or applies to Basel III, CRD IV or CRR; and

(F)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to Basel III.

(b)	In this Agreement “Increased Costs” means:

(i)	a reduction in the rate of return from the Facilities or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

13.2	Increased cost claims

(a)
A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrowers.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

13.3	Exceptions

(a)	Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by the Borrowers and/or the Guarantor;

(ii)	attributable to a FATCA Deduction required to be made by a Party;

(iii)
compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 12.3 (Tax indemnity) applied); or

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

(b)	In this Clause 13.3 (Exceptions), a reference to a “Tax Deduction” has the same meaning given to the term in Clause 12.1 (Definitions).

14.	OTHER INDEMNITIES

14.1	Currency indemnity

(a)
If any sum due from the Obligors under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three (3) Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2	Other indemnities

The Obligors shall, within three (3) Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party in any jurisdiction (including but not limited to any cost, loss or liability incurred by any of the Finance Parties arising or asserted under or in connection with any law relating to safety at sea, the ISM Code, any Environmental Law or any Sanctions Laws) as a result of:

(a)	the occurrence of any Event of Default;

(b)
a failure by the Borrowers and/or the Guarantor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 29 (Sharing among the Finance Parties);

(c)
funding, or making arrangements to fund, its participation in a Loan requested by the Borrowers in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement;

(d)
a third party claim related to the Finance Documents, the Obligors or the Vessels, hereunder any Environmental Claims or any non-compliance by any Obligor, the Technical Manager, the Commercial Manager and/or any Charterer with applicable laws including Sanctions Laws;

(e)
any claim, action, civil penalty or fine against, any settlement, and any other kind of loss or liability, and all reasonable costs and expenses (including reasonable counsel fees and disbursements) incurred by the Agent or any other Finance Party as a result of conduct of any Obligor or any of their partners, directors, officers, employees, agents or advisors, in relation to any Sanctions Laws; or

(f)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrowers,

in each case other than by reason of default or negligence by that Finance Party alone.

14.3	Indemnity to the Agent and Security Agent

The Obligors shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent and/or the Security Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

15.	MITIGATION BY THE LENDERS

15.1	Mitigation

(a)
Each Finance Party shall, in consultation with the Borrowers, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.3 (Illegality), Clause 12 (Tax gross-up and indemnities) or Clause 13 (Increased costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

15.2	Limitation of liability

(a)	The Borrowers shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

16.	COSTS AND EXPENSES

16.1	Transaction expenses

The Borrowers shall promptly on demand pay the Agent, the Finance Parties and the Hedging Banks the amount of all costs and third party expenses (including legal fees, travel expenses and out of pocket expenses) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of:

(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.

16.2	Amendment and enforcement costs

The Borrowers shall, within three (3) Business Days of demand, reimburse the Agent and any Finance Party or Hedging Bank for the amount of all duly documented costs and expenses (including but not limited to legal fees and other professional fees) incurred by the Agent and any such Finance Party or Hedging Bank in connection with:

(a)	responding to, evaluating, negotiating or complying with a request or requirement for any amendment, waiver or consent;

(b)	the granting of any release, waiver or consent under the Finance Documents;

(c)	any amendment or variation of a Finance Document; and

(d)	the enforcement of, or the preservation, protection or maintenance of, or attempt to preserve or enforce, any of the rights of the Finance Parties under the Finance Documents.

For the avoidance of doubt, costs payable by the Borrowers under Clause 16.1 (Transaction expenses) and this Clause 16.2 (Amendment and enforcement costs) remain payable whether or not any Utilisation is ever made.

SECTION 7
SECURITY

17.	SECURITY

17.1	Security

The obligations and liabilities of the Borrowers and the Guarantor under the Finance Documents and any Secured Hedging Agreement, whether present and future, actual or contingent, whether as primary obligor or as guarantor, including (without limitation) the Borrowers’ obligation to repay the Loans together with all unpaid interest, default interest, commissions, charges, expenses and any other derived liability whatsoever of the Borrowers towards the Finance Parties or the Hedging Banks in connection with this Agreement or any Secured Hedging Agreement, shall at any time until all amounts due to the Finance Parties or the Hedging Banks under any Finance Document and any Secured Hedging Agreement have been paid and/or repaid in full, be secured on a cross-collateralized basis by the following security:

(a)	the Mortgages;

(b)	the Guarantee;

(c)	the Assignment Agreements;

(d)	any Deed of Assignment;

(e)	the Pledge of Accounts;

(f)	any Intra Group Loans Assignment Agreements;

(g)	the Pledges of Shares in all Borrowers, including customary power of attorney for sale of the Shares and signed but undated letters of resignation from each director; and

and any other document that may have been or shall from time to time hereafter be executed as Security for the Borrowers’ obligations under or pursuant to the Finance Documents and any Secured Hedging Agreement.

The Security Documents shall rank with first priority.

17.2	Perfection etc.

Each Borrower undertakes to ensure that the Security Documents are duly executed by the parties thereto in favour of the Security Agent  (on behalf of the Finance Parties and the Hedging Banks) and/or the Lenders (as the case may be) in accordance with Clause 4 (Conditions of Utilisation), legally valid and in full force and effect, and to execute or procure the execution of such further documentation as the Security Agent may reasonable require in order for the relevant Finance Parties and the Hedging Banks, to maintain the security position envisaged hereunder.

17.3	Further assignment of Earnings, Charterparty and Intra Group Loans

In the event that a Borrower enters into a Charterparty, the relevant Borrower shall prior to the relevant commencement date assign by way of a Deed of Assignment such Charterparty (if legally possible) or (if not legally possible to assign such charter or contract) any Earnings accruing thereunder in favour of the Security Agent (on behalf of the Finance Parties and the Hedging Banks).

In the event that any of the Obligors enter into any Intra Group Loans, the relevant Obligor shall prior to the relevant commencement date assign by way of an Intra Group Loans Assignment Agreement such claims the relevant Obligor may have thereunder in favour of the Security Agent (on behalf of the Finance Parties and the Hedging Banks).

17.4	Security – Secured Hedging Agreement

The Borrowers’ obligations and liabilities under any Secured Hedging Agreement, whether present and future, actual or contingent, whether as primary obligor or as guarantor, together with all unpaid interest, default interest, commissions, charges, expenses and any other derived liability whatsoever of the Borrowers towards a Hedging Bank in connection with any Secured Hedging Agreement, shall at any time until all amounts due to a Hedging Bank under any Secured Hedging Agreement have been paid and/or repaid in full, be secured by the Security Documents and the guarantee liabilities of the Guarantor pursuant to Clause 18 (Guarantee and indemnity), however on subordinated basis to the rights of the other Finance Parties as per Clause 30.5 (Partial Payments).

17.5	Parallel Debt

(a)	In this Clause:

(i)	Corresponding Debt means any amount which the Obligors owe to a Finance Party under or in connection with the Finance Documents.

(ii)	Parallel Debt means any amount which the Obligors owe to the Security Agent under this Clause.

(b)
The Borrowers irrevocably and unconditionally undertake to pay to the Security Agent, as creditor in its own right and not as representative of the other Finance Parties, amounts equal to, and in the currency or currencies of, its Corresponding Debt.

(c)	The Parallel Debt of the Borrowers:

(i)	shall become due and payable at the same time as its Corresponding Debt;

(ii)	is independent and separate from, and without prejudice to, its Corresponding Debt.

(d)	For purposes of this Clause, the Security Agent:

(i)	is the independent and separate creditor of each Parallel Debt;

(ii)	acts in its own name and not as agent, representative or trustee of the Finance Parties and its claims in respect of each Parallel Debt shall not be held on trust; and

(iii)
shall have the independent and separate right to demand payment of each Parallel Debt in its own name (including, without limitation, through any suit, execution, enforcement of security, recovery of guarantees and applications for and voting in any kind of insolvency proceeding).

(e)
The Parallel Debt of the Borrowers shall be (a) decreased to the extent that its Corresponding Debt has been irrevocably and unconditionally paid or discharged, and (b) increased to the extent to that its Corresponding Debt has increased, and the Corresponding Debt of the Borrowers shall be (x) decreased to the extent that its Parallel Debt has been irrevocably and unconditionally paid or discharged, and (y) increased to the extent that its Parallel Debt has increased, in each case provided that the Parallel Debt of the Borrowers shall never exceed its Corresponding Debt.

(f)	All amounts received or recovered by the Security Agent in connection with this Clause, to the extent permitted by applicable law, shall be applied in accordance with Clause 30.5 (Partial payments).

18.	GUARANTEE AND INDEMNITY

18.1	Guarantee and indemnity

The Guarantor irrevocably and unconditionally:

(a)	guarantees to each Finance Party and the Hedging Banks punctual performance by the Borrowers of all the Borrowers’ obligations under the Finance Documents and any Secured Hedging Agreement.

(b)
undertakes with each Finance Party and the Hedging Banks that whenever the Borrowers do not pay any amount when due under or in connection with any Finance Document and any Secured Hedging Agreement, it shall immediately on demand pay that amount as if it was the principal obligor; and

(c)
agrees with each Finance Party and the Hedging Banks that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party or Hedging Banks immediately on demand against any cost, loss or liability it incurs as a result of the Borrowers not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document and any Secured Hedging Agreement on the date when it would have been due. The amount payable by the  Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 18 (Guarantee and indemnity) if the amount claimed had been recoverable on the basis of a guarantee;

provided, however, that the maximum guarantee liability of the Guarantor hereunder shall always be limited to USD 550,000,000 plus (i) any interest, default interest, Break Cost or other costs, fees and expenses related to the Borrowers’ obligations under the Finance Documents and any Secured Hedging Agreement and (ii) any default interest or other costs, fees and expenses related to the liability of the Guarantor hereunder.

18.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents and any Secured Hedging Agreement, regardless of any intermediate payment or discharge in whole or in part.

18.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party or the Hedging Banks in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Guarantor under this Clause 18 (Guarantee and indemnity) will continue or be reinstated as if the discharge, release or arrangement had not occurred.

18.4	Waiver of defences

The obligations of the Guarantor under this Clause 18 (Guarantee and indemnity) will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 18 (Guarantee and indemnity) (without limitation and whether or not known to it or any Finance Party or the Hedging Banks) including:

(a)	any time, waiver or consent granted to, or composition with, the Borrowers or other person;

(b)	the release of the Borrowers or any other person under the terms of any composition or arrangement with any creditor of the Borrowers;

(c)
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, a Borrower or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of the Borrowers or any other person;

(e)
any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any Secured Hedging Agreement or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document, any Secured Hedging Agreement or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document, any Secured Hedging Agreement or any other document or security; or

(g)	any insolvency or similar proceedings.

18.5	Immediate recourse

The Guarantor waives any right it may have of first requiring any Finance Party or the Hedging Banks (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Guarantor under this Clause 18 (Guarantee and indemnity). This waiver applies irrespective of any law or any provision of a Finance Document and any Secured Hedging Agreement to the contrary.

18.6	Appropriations

Until all amounts which may be or become payable by the Borrowers under or in connection with the Finance Documents and any Secured Hedging Agreement have been irrevocably paid in full, each Finance Party and the Hedging Banks (or any trustee or agent on its behalf) may:

(a)
refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party or Hedging Banks (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from the Guarantor or on account of the Guarantor’s liability under this Clause 18 (Guarantee and indemnity).

18.7	Deferral of the Guarantor’s rights

Until all amounts which may be or become payable by the Borrowers under or in connection with the Finance Documents and any Secured Hedging Agreement have been irrevocably paid in full and unless the Agent otherwise directs, the Guarantor will not exercise any rights which it may have by reason of performance by them of their obligations under the Finance Documents and any Secured Hedging Agreement or by reason of any amount being payable, or liability arising, under this Clause 18 (Guarantee and indemnity):

(a)	to be indemnified by the Borrowers;

(b)	to claim any contribution from any other guarantor of the Borrowers’ obligations under the Finance Documents or any Secured Hedging Agreement;

(c)
to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties or the Hedging Banks under the Finance Documents and any Secured Hedging Agreement or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents and any Secured Hedging Agreement by any Finance Party or the Hedging Banks;

(d)
to bring legal or other proceedings for an order requiring the Borrowers to make any payment, or perform any obligation, in respect of which the Guarantor has given a guarantee, undertaking or indemnity under Clause 18.1 (Guarantee and indemnity);

(e)	to exercise any right of set-off against the Borrowers; and/or

(f)	to claim or prove as a creditor of the Borrowers in competition with any Finance Party or the Hedging Banks.

If the Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties and the Hedging Banks by the Borrowers under or in connection with the Finance Documents and any Secured Hedging Agreement to be repaid in full on trust for the Finance Parties and the Hedging Banks and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 30 (Payment mechanics).

18.8	Additional security

The guarantee given by the Guarantor herein is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party or the Hedging Banks.

18.9	Norwegian Financial Agreements Act

The Guarantor specifically waives all rights under the provisions of the FA Act not being mandatory provisions, including (but not limited to) the following provisions (the main contents of the relevant provisions being as indicated in the brackets):

(a)	§ 29 (as the Agent and/or any Finance Party and/or the Hedging Banks shall be entitled to exercise all its rights under this Agreement and applicable law in order to secure payment.

Such rights shall include the right to set-off any credit balance in any currency, on any bank account the Guarantor might have with each of the Finance Parties or the Hedging Banks individually against the amount due);

(b)	§ 63 (1) – (2) (to be notified of an Event of Default hereunder and to be kept informed thereof);

(c)	§ 63 (3) (to be notified of any extension granted to the Borrowers in payment of principal and/or interest);

(d)	§ 63 (4) (to be notified of the Borrowers’ bankruptcy proceedings or debt reorganisation proceedings and/or any application for the latter);

(e)	§ 65 (3) (that its consent is required for it to be bound by amendments to the Finance Documents or any Secured Hedging Agreement that may be detrimental to its interest);

(f)	§ 67 (2) (about any reduction of its liabilities hereunder, since no such reduction shall apply as long as any amount is outstanding under the Finance Documents and any Secured Hedging Agreement);

(g)
§ 67 (4) (that its liabilities hereunder shall lapse after ten (10) years, as it shall remain liable hereunder as long as any amount is outstanding under any of the Finance Documents and any Secured Hedging Agreement);

(h)
§ 70 (as it shall not have any right of subrogation into the rights of the Finance Parties and the Hedging Banks under the Finance Documents and any Secured Hedging Agreement until and unless the Finance Parties and the Hedging Banks shall have received all amounts due or to become due to them under the Finance Documents and any Secured Hedging Agreement);

(i)
§ 71 (as the Finance Parties and the Hedging Banks shall have no liability first to make demand upon or seek to enforce remedies against the Borrowers or any other Security Interest provided in respect of the Borrowers’ liabilities under the Finance Documents and any Secured Hedging Agreement before demanding payment under or seeking to enforce its guarantee obligations hereunder);

(j)	§ 72 (as all interest and default interest due under any of the Finance Documents and any Secured Hedging Agreement shall be secured by its obligations hereunder);

(k)	§ 73 (1) – (2) (as all costs and expenses related to a termination event or an Event of Default under this Agreement shall be secured by its guarantee obligations hereunder); and

(l)
§ 74 (1) – (2) (as it shall not make any claim against the Borrowers for payment by reason of performance by it of its obligations under the Finance Documents and any Secured Hedging Agreement until and unless the Finance Parties and the Hedging Banks first shall have received all amounts due or to become due to them under the Finance Documents and any Secured Hedging Agreement).

18.10	Guarantee Limitations

The guarantee and liability set out in this Clause 18 (Guarantee and indemnity ) does not apply to any liability if and to the extent that it would result in this guarantee constituting unlawful financial assistance within the meaning of applicable provisions under the laws of the relevant jurisdiction of the Guarantor.

SECTION 8
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

19.	REPRESENTATIONS

Each Obligor makes the representations and warranties set out in this Clause 19 (Representations) to each Finance Party on the date of this Agreement.

19.1	Status

(a)	Each Obligor is a company, duly incorporated, validly existing and, if relevant in good standing under the law of its jurisdiction of incorporation.

(b)	Each Obligor and each of its Subsidiaries have the power to own its assets and carry on its business as it is being conducted.

(c)	No Obligor is a US Tax Obligor.

19.2	Binding obligations

(a)
The obligations expressed to be assumed by the relevant Obligor in each Finance Document are, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation), legal, valid, binding and enforceable obligations.

(b)
Save as provided herein or therein and/or as have been or shall be completed prior to a Utilisation Date, no registration, filing, payment of tax or fees or other formalities are necessary or desired to render the Finance Documents enforceable against the Obligors, and in respect of the Vessels, for the Mortgages to constitute valid and enforceable first priority mortgage over the Vessels.

19.3	Non-conflict with other obligations

The entry into and performance by any of the Obligors of, and the transactions contemplated by, the Finance Documents and the Transaction Documents do not and will not conflict with:

(a)
any law, statute, rule or regulation applicable to it, or any order, judgment, decree or permit to which it is subject, including any law, statute, rule or regulation implemented to combat money laundering and bribery;

(b)	its or any of its Subsidiaries’ constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries’ assets.

19.4	Power and authority

(a)
Each Obligor has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents and the Transaction Documents to which it is a party and the transactions contemplated by those Finance Documents and Transaction Documents.

(b)	All necessary corporate, shareholder and other action have been taken by each Obligor to approve and authorize the execution of the Finance Documents and the Transaction

Documents, the compliance with the provisions thereof and the performance of its obligations thereunder.

(c)	Each Borrower acts for its own account by entering into the Finance Documents and obtaining the Facilities.

19.5	Validity and admissibility in evidence

All Authorisations required or desirable:

(a)	to enable each Obligor lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents and the Transaction Documents to which it is a party;

(b)	to make the Finance Documents and the Transaction Documents admissible in evidence in its jurisdiction of incorporation; and

(c)	in connection with each Obligor’s business and ownership of assets,

have been obtained or effected and are in full force and effect, and there are no circumstances which indicate that any of the same are likely to be revoked in whole or in part.

19.6	Governing law and enforcement

(a)	The choice of Norwegian law and any other applicable law respectively as the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation.

(b)	Any judgment obtained in Norway and/or any other applicable jurisdiction in relation to a Finance Document will be recognised and enforced in the relevant Obligor’s jurisdiction of incorporation.

19.7	Insolvency

No corporate action, legal proceeding or other procedure or step described in Clause 24.6 (Insolvency), Clause 24.7 (Insolvency proceedings) or Clause 24.8 (Creditors’ process) is currently pending or, to its knowledge, threatened in relation to any Obligor, and none of the circumstances described in Clause 24.6 (Insolvency), Clause 24.7 (Insolvency proceedings) or Clause 24.8 (Creditors’ process) applies to any of the Obligors.

19.8	Deduction of Tax

No Obligor is required to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

19.9	No filing or stamp taxes

Under the law of the relevant Obligor’s jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents (other than the Mortgage and as otherwise stated in any legal opinion obtained by the Agent in connection with this Agreement).

19.10	No default

(a)	No Event of Default is continuing or might reasonably be expected to result from the making of a Utilisation.

(b)
No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on any Obligor or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which has or might have a Material Adverse Effect.

19.11	No misleading information

(a)
Any factual information provided by any Obligor or otherwise relevant to matters contemplated by the Finance Documents was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)	The financial information provided by any Obligor has been prepared on the basis of recent historical information and on the basis of reasonable assumptions.

(c)
Nothing has occurred or been omitted and no information has been given or withheld that results in the information provided by any Obligor being incomplete, untrue or misleading in any material respect.

19.12	Financial statements

(a)	Its Original Financial Statements were prepared in accordance with GAAP consistently applied.

(b)	Its Original Financial Statements fairly represent its financial condition and operations (consolidated in the case of the Guarantor) during the relevant financial year.

(c)
There has been no material adverse change in its business or financial condition (or the business or consolidated financial condition of any Obligor) since the date of delivery of its latest financial statements.

19.13	Pari passu ranking

The relevant Obligor’s payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

19.14	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against any Obligor or any of its Subsidiaries.

19.15	Title

The relevant Obligor holds, or from the relevant Delivery Date will hold, the legal title and/or will be the beneficial party, as the case may be, to the Secured Assets.

19.16	No security

None of the Secured Assets will from the first Utilisation Date be affected by any Security, and no Obligor will be a party to, nor is it or any of the Secured Assets bound by any order, agreement or instrument under which it is, or in certain events may be, required to create, assume or permit to arise any Security over any of the Secured Assets, save for (i) the Security created under the Security Documents, (ii) for liens (including but not limited to maritime liens defined as such pursuant to applicable law) arising solely by operation of law and/or in the ordinary course of business or (iii) otherwise as agreed with the Agent (on behalf of the Finance Parties and the Hedging Banks).

19.17	No immunity

No Obligor, nor any of their assets, are entitled to immunity from suit, execution, attachment or other legal process, and the relevant Obligor’s entry into of the Finance Documents and the Transaction Documents constitutes, and the exercise of its rights and performance of and compliance with its obligations under Finance Documents and the Transaction Documents will constitute, private and commercial acts done and performed for private and commercial purposes.

19.18	Ranking of Security Documents

The Security created by the Security Documents has or will have the ranking in priority which it is expressed to have in the Security Documents and the Security is not subject to any prior ranking.

19.19	Taxation

(a)	No Obligor is overdue in the filing of any Tax returns.

(b)
To the best of its knowledge and belief, no claims or investigations are being, or are reasonably likely to be, made or conducted against any Obligor with respect to Taxes which is reasonably likely to have a Material Adverse Effect on its ability to perform its obligations under the Finance Documents.

(c)	The relevant Obligor is resident for Tax purposes only in the jurisdiction of its incorporation, unless the Agent shall have been otherwise informed in writing.

19.20	Environmental compliance

Each of the Borrowers and to the best of its knowledge and belief (having made due and careful inquiry) any of its Affiliates, the Technical Manager and any Charterers (if applicable) have performed and observed all Environmental Laws, Environmental Approvals and all other covenants, conditions, restrictions or agreements directly or indirectly concerned with any contamination, pollution or waste or the release or discharge of any toxic or hazardous substance in connection with the Vessels.

19.21	Environmental Claims

No Environmental Claim has been commenced or (to the best of its knowledge and belief, having made due and careful enquiry) is threatened against it where that claim has or is reasonably likely to have a material adverse effect on its ability to perform its obligations under the Finance Documents and the Transaction Documents.

19.22	ISM Code and ISPS Code compliance

All requirements of the ISM Code and the ISPS Code as they relate to the Borrowers (or any of their Affiliates) and the Vessels, and to the best of its knowledge and belief (having made due and careful inquiry) the Technical Manager, any Charterers have been complied with.

19.23	The Vessels

The Vessels will on the relevant Utilisation Date be:

(a)
in the absolute ownership of the relevant Borrower free and clear of all encumbrances (other than current crew wages and the Mortgage and a security created pursuant to any of the Security Documents) and the relevant Borrower will be the sole, legal and beneficial owner of such Vessel;

(b)
registered in the name of the relevant Borrower with the relevant Approved Ship Registry under the laws and flag applicable for the relevant Approved Ship Registry, and (in respect of DHT China) as long as employed under the Bareboat Charter, be bareboat registered in the Bareboat Registry;

(c)	operationally seaworthy in every way and fit for service; and

(d)	classed with ABS, Lloyd’s Register, DNV GL or such other IACS classification society as approved by the Agent, free of all overdue recommendations/conditions of class.

19.24	Financial Indebtedness

No Obligor is in breach of or in default under any agreement or other instrument relating to Financial Indebtedness to which it is a party or by which it is bound (nor would it be with the giving of notice or lapse of time or both).

19.25	Sanctions

(a)
Each Obligor, their respective directors, officers, and employees, and to the best of its knowledge and belief (having made due and careful inquiry), each of their Affiliates, their joint ventures, and their respective directors, officers, employees, agents, representatives and each Vessel has been and is in compliance with Sanctions Laws;

(b)
No Obligor, or any of their respective directors, officers, employees is, nor is, to the Obligor’s best knowledge and belief (having made due and careful inquiry), any of its Affiliates and their joint ventures, and their respective directors, officers, employees, agents, representatives or Vessels:

(i)	a Restricted Party, does not act directly or indirectly on behalf of a Restricted Party, or is involved in any transaction through which it is likely to become a Restricted Party; or

(ii)	subject to or involved in any inquiry, claim, action, suit, proceeding or investigation against it with respect to Sanctions Laws by any Sanctions Authority.

19.26	Shares

The Shares are fully paid and not subject to any option to purchase or similar rights. The constitutional documents of each Borrower do not and could not restrict or inhibit any transfer of those Shares on creation or enforcement of any of the Secured Assets. There are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share or loan capital of any Borrower (including any option or right of pre-emption or conversion).

19.27	Repetition

The Repeating Representations are deemed to be made by each Obligor by reference to the facts and circumstances then existing on the date of a Utilisation Request and the first day of each Interest Period and on the date of delivery of each Compliance Certificate (or, if no such Compliance Certificate is forwarded, on each day such certificate should have been forwarded to the Agent at the latest). The Representations set out in Clauses 19.6 (Governing law and enforcement), 19.9 (No filing or stamp taxes), 19.14 (No proceedings pending or threatened) and 19.19 (Taxation) are not repeating and shall only be made by each Obligor by reference to the facts and circumstances then existing on the date of a Utilisation Request.

20.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 20 (Information undertakings) remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1	Financial statements

The Obligors shall supply or procure to supply to the Agent copies for all the Lenders of:

(a)	as soon as they are available and public, but in any event with 120 days after the end of its financial year;

(i)	the audited consolidated financial statements of the Guarantor for that financial year;

(ii)	the unaudited management accounts (profit and loss statement and balance sheet) of the Borrowers for that financial year;

(b)
as soon as they are available and public, but in any event within 90 days after the last day of each quarter the unaudited consolidated financial statements of the Guarantor for that financial quarter;

(c)	as soon as they are available, but in any event within 90 days after the end of its financial year, the financial projections of the Guarantor on an annual basis; and

(d)	such other financial and other information of any Obligor as the Lenders shall reasonably require from time to time (including but not limited to in relation to Sanctions Laws).

20.2	Compliance Certificate

The Obligors shall supply to the Agent, with each set of financial statements delivered pursuant to paragraphs (a) and (b) of Clause 20.1 (Financial statements), a Compliance Certificate signed by the chief financial officer of the Guarantor setting out (in reasonable detail) computations as to compliance with Clause 21 (Financial covenants) as at the date as at which those financial statements were drawn up.

20.3	Requirements as to financial statements

(a)
The Guarantor shall procure that each set of financial statements delivered pursuant to Clause 20.1 (Financial statements) is prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for that Obligor unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in GAAP, the accounting practices or reference periods and its auditors (or, if appropriate, the auditors of the relevant Obligor) deliver to the Agent:

(i)
a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which that Obligor’s Original Financial Statements were prepared; and

(ii)
sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 21 (Financial covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and that Obligor’s Original Financial Statements.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

20.4	Information: miscellaneous

The Borrowers shall supply to the Agent (with copies for all the Lenders, if the Agent so requests):

(a)	all documents dispatched by the Borrowers and the Guarantor to their shareholders generally (or any class of them) or their creditors generally at the same time as they are dispatched;

(b)
promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any Obligor, and which might, if adversely determined, have a Material Adverse Effect;

(c)
promptly, such further information regarding the financial condition, business and operations of any Obligor as any Finance Party (through the Agent) may reasonably request, promptly, such information about the Vessels’ classification records and status as the Agent may reasonably request;

(d)
promptly upon becoming aware of them, the details of any inquiry, claim, action, suit, proceeding or investigation pursuant to Sanctions Laws by any Sanctions Authority against it, any of its direct or indirect owners, Affiliates, any of their joint ventures or any of their respective directors, officers, employees, agents,representatives or any of the Vessels, as well as information on what steps are being taken with regards to answer or oppose such;

(e)	promptly upon becoming aware of them, any details of any material claims or amendments under any Transaction Document (other than Finance Documents); and

(f)
promptly upon becoming aware that it, any of its direct or indirect owners, Affiliates, any of their joint ventures or any of their respective directors, officers, employees, agents or representatives has become or is likely to become a Restricted Party.

20.5	Notification of default

(a)	Each of the Borrowers and the Guarantor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)
Promptly upon a request by the Agent, the Borrowers shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

20.6	Notification of Environmental Claims

The Borrowers shall inform the Agent in writing as soon as reasonably practicable upon becoming aware of the same:

(a)
if any Environmental Claim has been commenced or (to the best of its knowledge and belief) is threatened against the Borrowers (or any of its Affiliates), any Charterers, the Technical Manager or the Vessels; and

(b)
of any fact and circumstances which will or are reasonably likely to result in any Environmental Claim being commenced or threatened against any of the Borrowers (or any of their Affiliates), any Charterers, the Technical Manager or the Vessels,

where the claim would be reasonably likely, if determined against the Borrowers (or any of its Affiliates) or the Vessels, to have a Material Adverse Effect.

20.7	Market Value

(a)	The Borrowers shall arrange for, at its own expense, the Market Value of the Vessels to be determined on a quarterly basis.

(b)
The Borrowers shall forward the market valuations obtained pursuant to sub-clause (a) above to the Agent (on behalf of the Finance Parties) together with the Valuation Certificate within ten (10) days after the end of each financial quarter and such valuations shall be issued no more than thirty (30) days prior to the date provided to the Agent.

(c)
Should the Agent reasonably assume that a Default has occurred or may occur, or should a Vessel be sold or suffer a Total Loss, the Agent may arrange, or require the Borrowers to arrange, additional determinations of the Market Value of the Vessels at such frequency as the Agent (on behalf of Finance Parties) may request and at the Borrowers’ expense.

20.8	“Know your customer” checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of the Borrowers or the Guarantor after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of sub-paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrowers and/or the Guarantor shall promptly upon the request of the Agent or any

Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in sub-paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in sub-paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)
Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)
In addition, the Lender and/or the Agent may require such other documentation and information as it deems necessary and/or advisable in order to comply with customer due diligence as required by the Danish Act on Measures to Prevent Money Laundering and Financing of Terrorism.

(d)	The Lenders to carry out and be satisfied with the results of all applicable know your customer requirements.

20.9	Disclosure of information

The Borrowers and the Guarantor irrevocably authorise the Finance Parties to give, divulge and reveal from time to time information and details relating to its account, the Vessels, the Finance Documents, and the Loans and any other agreement entered into by the Obligors or information provided by the Obligors in connection with the Loans to (i) any private, public or internationally recognised authorities, (ii) the Finance Parties’ respective head office, branches and affiliates, and professional advisers, (iii) any other parties to the Finance Documents, (iv) a rating agency or their professional advisers, (v) any person with whom they propose to enter (or contemplate entering) into contractual relations in relation to the Loans, (vi) any insurance company relevant to the Finance Parties, the Obligors, the Vessels and/or the Loans, and (vii) any other person(s) regarding the funding, refinancing, transfer, assignment, sale, sub-participation or operational arrangement or other transaction in relation thereto, including without limitation, for purposes in connection with a securitization or any enforcement, preservation, assignment, transfer, sale or sub-participation of any of the Finance Parties’ rights and obligations. The Finance Parties agree not to disclose information to any third party outside of the scope of the disclosure described above and further agree not to disclose any more information for such purposes than is reasonably necessary.

21.	FINANCIAL COVENANTS

21.1	Financial covenants - the Guarantor

The Guarantor shall on a consolidated basis, measured and documented quarterly, at all times maintain:

(a)	unencumbered consolidated Cash of minimum the higher of (i) six per cent (6%) of the Total Interest Bearing Debt and (ii) USD 30,000,000;

(b)
a Value Adjusted Tangible Net Worth of at least USD 300,000,000, but in any event the Value Adjusted Tangible Net Worth shall at all times be no less than twenty five per cent (25%) of the Value Adjusted Total Assets; and

(c)	a positive Working Capital.

21.2	Amended financial covenants – Obligors

In the event that an Obligor at any time agrees to additional financial covenants, or similar financial covenants at a stricter level with other banks, lenders and/or financiers than the financial covenants set out in this Clause 21 (Financial Covenants), then such financial covenants shall automatically be deemed to be incorporated in this Agreement (with logical changes only) unless such requirement is waived in writing by the Agent (on behalf of the Majority Lenders).

22.	GENERAL UNDERTAKINGS

The undertakings in this Clause 22 (General undertakings) remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

22.1	Authorisations

Each Obligor shall promptly obtain, comply with and do all that is necessary to maintain in full force and effect, any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

22.2	Compliance with laws

(a)
Each Obligor shall, and shall procure that their Affiliates, the Technical Manager, the Commercial Manager and any Charterer, shall comply in all material respects with all laws, directives, regulations, decrees, rulings and such analogous rules to which it or its business may be subject, as well as its constitutional documents.

(b)
Each Obligor shall, and shall procure that any Affiliate and their respective officers, employees and directors, the Technical Manager, the Commercial Manager and any Charterer comply in all respect with all Sanctions Laws and the laws of the Approved Ship Registry and the Bareboat Registry.

(c)
Each Obligor shall, and shall procure that none of them, nor any officer, employee or director will, take any action or make any omission that results, or is reasonably likely to result, in it or any Finance Party becoming a Restricted Party or a breach of Sanctions by any Finance Party.

(d)
Each Obligor and parties acting on its behalf shall observe and abide with any law, official requirement or other regulatory measure or procedure implemented to combat (i) money laundering (as defined in Article 1 of the Directive (EU) 2015/849 of the European Parliament and of the Council of 20 May 2015 (as amended, supplemented and/or replaced from time to time)) and (ii) bribery and corrupt practices.

22.3	Negative pledge

(a)	The Borrowers shall not create or permit to subsist any Security over the Vessels or any of its assets.

(b)	The Obligors shall not create or permit to subsist any Security over the Shares or any Intra Group Loans.

(c)	The Borrowers shall not:

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by any Obligor;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(d)	Paragraphs (a) and (b) above do not apply to any Security listed below:

(i)
any netting or set-off arrangement entered into by any Obligor in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances, hereunder any rights of pledge and set-off in relation to a cash pool arrangement approved in advance by the Agent (on behalf of the Finance Parties and the Hedging Banks);

(ii)
any lien (including but not limited to maritime liens defined as such pursuant to applicable law) arising by operation of law and in the ordinary course of trading and securing obligations not more than thirty (30) days overdue;

(iii)	any Security entered into pursuant to any Finance Document;

(iv)
any cash collateral from an Obligor to any Hedging Bank as security (for its own account) for any swap transaction to be entered into between that Hedging Bank and an Obligor under a Secured Hedging Agreement, and any cash collateral so placed by an Obligor with a Hedging Bank shall be released, discharged and (if required) deregistered immediately after evidence of registration of the Mortgages;

(v)
arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a Borrower in the ordinary course of trading on arm’s length terms and on the supplier’s standard and usual terms; or

(vi)	security consented to in advance in writing by the Agent (on behalf of the Finance Parties).

22.4	Disposals, loans and acquisitions

The Borrowers shall not:

(a)
whether by a single transaction or a series of related or unrelated transactions and whether at the same time or over a period of time, sell, transfer, lease out (except for the Bareboat Charter), grant options, grant rights of first refusal or otherwise dispose of the whole or any part of its undertakings, assets, including but not limited to the Vessels, or revenues

(present or future) or agree to do so unless the Borrowers comply with the provisions of Clause 7.4 (Total Loss or Sale of a Vessel); or

(b)	acquire or replace any material asset or acquire any shares; or

(c)	charter in any vessel or make any investment other than in the normal course of business related to the operation of the Vessels; or

(d)
incur any Financial Indebtedness other than in the normal course of business related to the operation of the Vessels, provided, however, that the Borrowers shall be entitled to obtain Intra Group Loans from the Guarantor as long as such loans are unsecured and fully subordinated to the Borrowers’ obligations under the Finance Documents and pledged/assigned to the Agent (on behalf of the Finance Parties and the Hedging Banks) under an Intra Group Loans Assignment Agreement, provided that payment of interest and principal thereunder is allowed so long as (i) such payment of interest and/or principal is made from funds being available for distribution of dividends from the respective Borrower, and (ii) there is no Default hereunder and no Default will occur as a result of such payment or distribution; or

(e)	make or grant any loans, guarantees or any other form of financial support other than in the normal course of business.

22.5	Merger

No Obligor shall enter into any form of amalgamation, merger, demerger or corporate reconstruction, or any acquisition of any other company or corporate entity, except that the Guarantor shall be entitled to merge with its Subsidiaries provided the Guarantor is the surviving entity and the merger is entered into on a solvent basis.

22.6	Shareholding

(a)
The Guarantor shall inform the Agent (on behalf of the Finance Parties and the Hedging Banks) of any intended sale of any Shares, and any such sale will be subject to prepayment in accordance with Clause 7.6 (Change of Control);  and

(b)	no Borrower shall purchase, cancel, redeem or increase any of its share capital.

22.7	Change of business

No change shall be made to the general nature of the business of the Borrowers from that carried on at the date of this Agreement, and the Borrowers shall not engage in any other business other than ownership and operation of the Vessels. No substantial change shall be made to the general nature of the business of the Guarantor from that carried on at the date of this Agreement.

22.8	Title

The Borrowers and/or the Guarantor (as the case may be) shall hold legal title to and own the entire beneficial interest in the Secured Assets, free of all Security and other interests and rights of every kind, except for those created by the Financial Documents and as permitted in paragraph (c) of Clause 22.3 (Negative pledge).

22.9	Insurances – general

Nothwithstanding Clause 23.2 (Insurance – Vessels), each of the Borrowers and the Guarantor shall maintain appropriate insurance cover with respect to its properties, assets and operations of such types, in such amounts and against such risks as are maintained by prudent companies carrying on the same or substantially similar business. All insurances must be with financially sound and reputable insurance companies, funds or underwriters.

22.10	Earnings Accounts

The Borrowers shall maintain the Earnings Accounts with the Account Banks and ensure that all Earnings are paid to the Earnings Accounts without delays or deduction.

22.11	Derivative transactions

The Borrowers shall not enter into any derivative transactions with other parties than the Hedging Banks unless the Hedging Banks have received a reasonable opportunity, in writing, to provide competitive rates to the Borrowers.

22.12	Distribution restrictions and subordination of inter-company debt

(a)
No Obligor shall (i) distribute any dividends, or make other distributions to its shareholders and/or (ii) buy-back its own common stock and convertible notes if a Default has occurred and is continuing or will occur as a result of such payment, distribution or buy-back, or after giving effect to such distribution, the Borrowers or the Guarantor is not in compliance with the Financial Covenants.

(b)
All (i) Intra Group Loans to the Borrowers, and (ii) claims of the Guarantor against the Borrowers shall always be unsecured and fully subordinated to the obligations of the Borrowers under the Finance Documents and any Secured Hedging Agreements, provided that payment of such claims is allowed so long as (i) such payment of interest and/or principal is made from funds being available for distribution of dividends from the respective Borrower, and (ii) there is no Default under any of the Finance Documents and/or any Secured Hedging Agreement and no Default will occur as a result of such payment or distribution.

(c)
All amounts owed to the Technical Managers and/or Commercial Managers (provided the Technical Managers and/or Commercial Managers are Affiliates of the Borrowers or the Guarantor) shall always be unsecured and fully subordinated to the obligations of the Borrowers under the Finance Documents any of the Finance Documents and/or any Secured Hedging Agreement, provided that payment of such claims is allowed so long as there is no Default any of the Finance Documents and/or any Secured Hedging Agreement and no Default will occur as a result of such payment or distribution.

(d)	All agreements and transactions entered into between the members of the Group and their affiliates shall be entered into and made on arm’s length terms.

22.13	Transaction Documents

The Borrowers shall procure that no material terms of any of the Transaction Documents except the Finance Documents are amended or terminated, or any waivers of any material terms thereof are agreed, without the prior written consent of the Agent (on behalf of the Finance Parties). The Finance Documents can only be amended as per their provisions.

22.14	Taxation

Each Obligor shall pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that such payment is being contested in good faith or can be lawfully withheld.

22.15	No change of name etc.

No Obligor shall change:

(a)	the end of its fiscal year;

(b)	its nature of business;

(c)	(applicable for the Borrowers only) its constitutional documents;

(d)	its legal name;

(e)	its type of organization; or

(f)	its jurisdiction

without the prior written consent of the Agent (on behalf of the Finance Parties).

22.16	Sanctions

Each Obligor shall, and shall ensure that each of their Subsidiaries, and to the best of each Obligor’s knowledge the Subsidiaries’ respective officers, directors, employees, managers and charterers is, and shall remain:

(a)	in compliance with all laws or regulations:

(i)	applicable to its business; and

(ii)	applicable to the Ship, its ownership, employment, operation, management and registration,

including the ISM Code, the ISPS Code, all Environmental Laws, all Sanctions Laws and the laws of the Approved Ship Registry;

(b)	in compliance with any Environment Approvals; and

without limiting paragraph (a) above, not employ the Vessels nor allow its employment, operation or management in any manner contrary to any law or regulation including but not limited to the ISM Code, the ISPS Code, all Environmental Laws and all Sanctions Laws.

22.17	US Tax Obligor

No Obligor shall become a US Tax Obligor.

22.18	Use of Proceeds and repayments

(a)
No proceeds of any advance of a Loan shall be made available, directly or indirectly, to or for the benefit of a Restricted Party nor shall they otherwise be applied in a manner or for a purpose prohibited by Sanctions Laws or in a manner that is reasonably likely to result, in it or any Finance Party becoming a Restricted Party or a breach of Sanctions by any Finance Party.

(b)
No Borrower shall, and shall procure that no other Obligor shall, repay or prepay any Loan or any part thereof or fund all or any part of any payment under the Finance Documents (x) out of proceeds from funds or assets that (i) constitute property of, or that are beneficially owned directly or indirectly by, any Restricted Party, (ii) is obtained or derived from transactions with or relating to any Restricted Party or transactions in violation of Sanctions or (y) in any manner that would cause any Lender or the Agent to be in violation of Sanctions.

22.19	Listing

The Guarantor shall always remain listed at the New York Stock Exchange or such other stock exchange acceptable to the Agent.

23.            VESSEL UNDERTAKINGS

23.1	General

The undertakings in this Clause 23 (Vessel undertakings) remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force. Any undertakings in respect of the Vessels set out below shall only apply from the Delivery Date of the relevant Vessel, and only to the Vessels delivered to and owned by the relevant Borrower.

23.2	Insurance – Vessels

(a)
The Borrowers shall maintain or ensure that the Vessels are insured against such risks, including but not limited to, hull and machinery, protection & indemnity (including cover for pollution liability as normally adopted by the industry for similar units for an amount not less than USD 1,000,000,000, and freight, demurrage and defence cover), hull interest, freight interest, loss of hire and war risk insurances, including blocking and trapping, confiscation, terrorism and piracy, in such amounts, on such terms and placed through first class insurance brokers with such first class insurers as the Agent shall approve, and always subject to the Nordic Marine Insurance Plan of 2013 latest version.

(b)
The insured value of each Vessel shall be at least equal to the Market Value of such Vessel and the aggregate insurance value, except for protection & indemnity and Loss of Hire, shall be at least hundred and twenty per cent (120%) of the Loans plus any Available Revolving Credit Facility Commitment. Furthermore, the (i) hull and machinery insurance for each Vessel shall at all times cover at least eighty per cent (80%) of the insurable value (Hull and Machinery and Hull Interest) of such Vessel and (ii) aggregate hull and machinery insurance of all the Vessels shall cover at least one hundred per cent (100%) of the Loans plus any Available Revolving Credit Facility Commitment (while the remaining cover may be taken out by way of Hull and Freight Interest insurances). The deductible of the Hull and Machinery insurance shall never be higher than such amount as the Agent may from time to time approve.

(c)
The Borrowers shall procure that the Security Agent (on behalf of the Finance Parties and the Hedging Banks) is noted as first priority mortgagee in the insurance contracts, together with the confirmation from the underwriters, or confirmations from insurance brokers confirming this on behalf of underwriters, to the Security Agent thereof that the notice of assignment with regards to the Insurances and the loss payable clauses are noted in the insurance contracts and that standard letters of undertaking/cover notes/policies/

certificates of entry are executed by the insurers and/or the insurance broker(s). The loss payable clause shall be in excess of USD 3,000,000.

(d)
Within 15 days prior to the relevant Utilisation Date inform the Agent of with whom the Insurances will be placed and on what main terms they will be effected, and within reasonable time prior to the expiry date of the relevant Insurances, the Borrowers shall procure the delivery to the Agent of a certificate from the insurance broker(s) through whom the Insurances referred to in paragraph (a) above have been renewed and taken out in respect of the Vessels with insurance values as required by paragraph (b) above, that such Insurances are in full force and effect and that the Security Agent (on behalf of the Finance Parties and the Hedging Banks) have been noted as first priority mortgagee by the relevant insurers.

(e)
The Borrowers shall allow for the Agent and/or any other Finance Party and/or any Hedging Bank to take out for the Borrowers’ accounts a Mortgagee’s Interest Insurance and a Mortgagee’s Interest - Additional Perils Pollution Insurance (covering one hundred and twenty per cent (120%) of the Loans plus any Available Revolving Credit Facility Commitment).

(f)	The Agent may also for the account of the Borrowers take out such other Insurances as the Finance Parties and the Hedging Banks may reasonably require considering the trading and flag of the Vessels.

(g)
If any of the Insurances referred to in paragraph (a) above form part of a fleet cover, the Borrowers shall procure, except for protection & indemnity (where the Borrowers shall procure to obtain standard market undertakings in favour of the Security Agent with respect to protection & indemnity from the insurers or the insurance broker), that the insurers or the insurer broker shall undertake to the Security Agent that they shall neither set-off against any claims in respect of the Vessels any premiums due in respect of other units under such fleet cover or any premiums due for other insurances, nor cancel this Insurance for reason of non-payment of premiums for other units under such fleet cover or of premiums for such other insurances, and shall undertake to issue a separate policy in respect of the Vessels if and when so requested by the Security Agent.

(h)
The Borrowers shall procure that the Vessels always are employed in conformity with the terms of the instruments of Insurances (including any warranties expressed or implied therein) and comply with such requirements as to extra premium or otherwise as the insurers may prescribe.

(i)	The Borrowers will not make any material change to the insurances described under paragraph (a) above without the prior written consent of the Agent.

(j)	The Borrowers shall pay for an insurance opinion commissioned by the Agent to be prepared by an independent insurance consultant, in form and contents acceptable to the Agent.

23.3	Flag, name and registry

The Vessels shall be registered in an Approved Ship Registry. The Borrowers may subject to the Agent’s written consent (such consent not to be unreasonably withheld) move the Vessel to any other Approved Ship Registry by notifying the Agent in writing ten (10) Business Days in advance of such move of the Vessels.

The Finance Parties and the Hedging Bank approve the dual registration of the Vessel “DHT China” in the Bareboat Registry. On and at any time after the occurrence of an Event of Default which is continuing, the Borrowers undertake to ensure that (i) the bareboat registration of such Vessel in the Bareboat Registry is immediately terminated and deleted, and the original registration in the Approved Ship Registry re-activated and/or (ii) the Bareboat Charter and the Sub-Bareboat Charter are terminated, should the Security Agent (on behalf of the Finance Parties and the Hedging Bank) so require.

23.4	Classification and repairs

The Borrowers shall, and shall procure that any Charterer shall, keep or shall procure that the Vessels are kept in a good, safe and efficient condition consistent with first class ownership and management practice and in particular:

(a)	so as to maintain its class with ABS, Lloyd’s Register, DNV GL or another IACS classification society approved by the Agent, free of overdue recommendations/conditions of class;

(b)
so as to comply with the laws and regulations (statutory or otherwise) applicable to units registered under the flag state of the Vessels or to vessels trading to any jurisdiction to which the Vessels may trade from time to time;

(c)	not, without the prior written consent of the Agent (which shall not be unreasonably withheld), change the classification society of the Vessels; and

(d)	not, without the prior written consent of the Agent, conduct modifications, repairs or remove parts which may reduce the value of the Vessels.

Within 15 days prior to the relevant Utilisation Date the Borrowers shall inform the Agent of the classification society the Vessels will be classed.

23.5	Inspections and class records

(a)
The Borrowers shall procure that the Agent’s surveyor at the Borrowers’ cost, is permitted to inspect the condition of the Vessels once a year, if so requested by the Agent, and at any time required by a Lender (at such Lender’s cost), provided always that such arrangement shall not interfere with the operation of the Vessels and subject to satisfactory indemnities approved by the P&I insurers.

(b)
The Borrowers shall instruct the classification society to give the Agent access to class records and other information from the classification society in respect of the Vessels, by sending a written instruction in such form and substance as the Agent may require. The Agent shall also be granted electronic access to class records.

23.6	Surveys

The Borrowers shall submit to or cause the Vessels to be submitted to such periodic or other surveys as may be required for classification purposes and to ensure full compliance with regulations of the flag state of the Vessels and to supply or to cause to be supplied to the Agent copies of all survey reports and confirmations of class issued in respect thereof whenever such is required by the Agent, however such requests are limited to once a year.

23.7	Notification of certain events

The Borrowers shall immediately upon becoming aware of it notify the Agent of:

(a)	any accident to a Vessel involving repairs where the costs will or is likely to exceed five per cent (5%) of the insurance value of such Vessel;

(b)	any requirement or recommendation made by any insurer or classification society or by any competent authority which is not, or cannot be, complied with immediately;

(c)	any exercise or purported exercise of any arrest or lien on the Vessels, their Earnings or the Insurances;

(d)	any occurrence as a result of which a Vessel has become or is, by the passing of time or otherwise, likely to become a Total Loss;

(e)
the details of any claim, inquiry, action, suit, proceeding or investigation pursuant to Sanctions Laws against it, or any of its direct or indirect owners, Subsidiaries, and any of its respective directors, officers, employees, agents, representatives or any of the Vessels as well as information on what steps are being taken to answer or oppose such;

(f)	any of its direct or indirect owners, Subsidiaries, or any of its directors, officers, employees, agents or representatives becoming a Restricted Party;

(g)	any cancellation of any Shipbuilding Contract; and

(h)	any claim for a material breach of the ISM Code or the ISPS Code being made against the Borrowers or the Technical Manager or otherwise in connection with the Vessels.

23.8	Operation of the Vessels

(a)
The Borrowers shall procure that the Vessels are managed by the Technical Manager pursuant to a Technical Management Agreement and shall not, without the prior written consent of the Agent (which shall not be unreasonably withheld), change or allow the change of the technical management of the Vessels.

(b)
The Borrowers shall procure that each of the Technical Manager and the Commercial Manager signs, executes and deliver a manager’s undertaking in such form as the Agent (on behalf of the Finance Parties) reasonably may require.

(c)
The Borrowers shall, and shall procure that the Technical Manager shall, comply, or procure the compliance in all material respects with the ISM Code and the ISPS Code, all Environmental Laws, all Sanction Laws, the laws of the Approved Ship Registry, the Bareboat Registry, the United States Oil Pollution Act of 1990 and all other laws or regulations relating to the Vessels, their ownership, operation and management or to the business of the Borrowers and the Technical Manager and shall not employ the Vessels nor allow their employment:

(i)	in any manner contrary to law or regulation in any relevant jurisdiction including but not limited to the ISM Code; and

(ii)
in the event of hostilities in any part of the world (whether war is declared or not), in any zone which is declared a war zone by any government or by the war risk insurers of the Vessels unless the Borrowers have (at their own expense) effected any special, additional or modified insurance cover which shall be necessary or customary for first class unit owners within the territorial waters of such country at such time and has provided evidence of such cover to the Agent.

Without limitation to the generality of this Clause 23.8 (Operation of the Vessels), the Borrowers and the Technical Manager shall comply or procure compliance, with, as applicable, all requirements of the International Convention for the Safety of Life at Sea (SOLAS) of 1974 as adopted, amended or replaced from time to time including, but not limited to, the ISM Code or the ISPS Code. The Vessels shall not under any circumstances carry any nuclear waste/material.

23.9	ISM Code compliance

The Borrowers shall, and shall procure that the Technical Manager:

(a)	procure that the Vessels remain subject to a SMS;

(b)	procure that a valid and current SMC is maintained for the Vessels;

(c)	procure that the Technical Manager maintains a valid and current DOC;

(d)	immediately notify the Agent in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the SMC of the Vessels or of the DOC of the Technical Manager; and

(e)
immediately notify the Agent in writing of any “accident” or “major nonconformity”, each as those terms is defined in the Guidelines in the application of the IMO International Safety Management Code issued by the International Chamber of Shipping and International Shipping Federation.

23.10	Environmental compliance

(a)
The Borrowers shall, and shall to the extent reasonably possible procure that the Technical Manager and any Charterers shall, comply in all respects with all Environmental Laws applicable to any of them or the Vessels, including without limitation, requirements relating to manning and establishment of financial responsibility and to obtain and comply with all Environmental Approvals applicable to any of them and/or the Vessels.

(b)
Each Vessel shall throughout the lifetime of the relevant Vessel thereafter have a Green Passport available in respect of the relevant Vessel and have an inventory of hazardous materials (except DHT Hawk, DHT Condor and DHT Falcon). The Borrowers shall procure that the DHT Hawk, DHT Condor and DHT Falcon each have a Green Passport available and have an inventory of hazardous materials at the latest 6 months prior to being sold for demolition or taken out of commercial service.

(c)	The Borrowers shall procure a safe sustainable and socially and environmentally responsible dismantling of any Vessel taken out of service.

23.11	Arrest

The Borrowers shall pay and discharge when due:

(a)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Vessels, the Earnings or the Insurances;

(b)	all tolls, taxes, dues, fines, penalties and other amounts charged in respect of the Vessels, the Earnings or the Insurances; and

(c)	all other outgoings whatsoever in respect of the Vessels, the Earnings and the Insurances,

and forthwith (however not later than after twenty (20) Business Days) upon receiving a notice of arrest of a Vessel, or its detention in exercise or purported exercise of any lien or claim, the Borrowers shall procure its release by providing bail or providing the provision of security or otherwise as the circumstances may require.

23.12	Chartering

The Borrowers shall not:

(a)
without the prior written consent of the Agent (acting on the instructions of all Lenders), let a Vessel on bareboat charter for any period, except for DHT China under the Bareboat Charter and the Sub-Bareboat Charter;

(b)
without the prior written consent of the Agent (acting on the instructions of the Majority Lenders), enter into any other agreement related to the chartering and operation of a Vessel exceeding twenty four (24) months; or

(c)
without the prior written consent of the Agent (acting on the instructions of the Majority Lenders), terminate, cancel, amend or supplement any Charterparty in any material respect, nor assign such Charterparty to any other person.

24.	EVENTS OF DEFAULT

Each of the events or circumstances set out in Clause 24 (Events of Default) is an Event of Default (save for Clause 24.18 (Acceleration)).

24.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by administrative or technical error in the banking system; and

(b)	payment is made within three (3) Business Days of its due date.

24.2	Financial covenants

Any requirement of Clause 21 (Financial covenants) is not satisfied.

24.3	Other obligations

An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 24.1 (Non-payment) and Clause 24.2 (Financial covenants), and Clauses 24.4 – 24.17), unless such non-compliance is, in the opinion of the Agent, capable of remedy and is remedied to the Agent´s satisfaction within 10 Business Days from the Agent having notified the Obligor of the relevant non-compliance.

For the avoidance of doubt, a breach of Clause 22.16 (Sanctions), Clause 23.2 (Insurance - Vessels), Clause 23.3 (Flag, name and registry) and Clause 23.4 (Classification and repairs) are not capable of remedy.

24.4	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

24.5	Cross default

(a)	Any Financial Indebtedness of any Obligor is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any Obligor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any Obligor is cancelled or suspended by a creditor of any Obligor as a result of an event of default (however described).

(d)
Any creditor of any Obligor becomes entitled to declare any Financial Indebtedness of any Obligor due and payable prior to its specified maturity as a result of an event of default (however described).

(e)
No Event of Default will occur under this Clause 24.5 (Cross default) if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than USD 1,000,000 in respect of the Borrowers and USD 5,000,000 of the Guarantor.

24.6	Insolvency

(a)
Any Obligor is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of any Obligor is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of any Obligor.

24.7	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)
the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor;

(b)	a composition, compromise, assignment or arrangement with any Obligor;

(c)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Obligor or any of their assets; or

(d)	enforcement of any Security over any assets of any Obligor,

or any analogous procedure or step is taken in any jurisdiction.

This Clause 24.7 (Insolvency proceedings) shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within thirty (30) days of commencement.

24.8	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of any Obligor having an aggregate value of USD 1,000,000 and is not discharged within thirty (30) days.

24.9	Unlawfulness

It is or becomes unlawful for an Obligor to perform any of its obligations under the Transaction Documents.

24.10	Repudiation

(a)	An Obligor or the Bareboat Charterer repudiates a Transaction Document or evidences an intention to repudiate a Transaction Document.

(b)	Any Transaction Document ceases to be legal, valid, binding, enforceable or effective.

24.11	Material adverse change

Any event or series of events occur which, in the reasonable opinion of the Majority Lenders, has or is likely to have a Material Adverse Effect, including but not limited to (i) instability affecting the country where the Vessels are flagged, (ii) changes in global economic and/or political developments and (iii) changes in the international money and/or capital markets.

24.12	Cessation of business

An Obligor suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a part of its business.

24.13	Insurances

Any insurance policy taken out in respect of the Vessels is cancelled, revoked or lapses, or any insurance claim(s) by the Borrowers is repudiated following a Total Loss.

24.14	Failure of security

Any Security Document or security arrangements created or intended to be created in favour of the Finance Parties and/or a Hedging Bank at any time becomes wholly or partially invalid, ineffective, imperfect or nonexistent or unenforceable.

24.15	Litigation

Any of the Obligors is subject to an unsatisfied, uninsured judgment in its disfavour following final appeal and this is likely to have a Material Adverse Effect.

24.16	Breach of the terms of a Secured Hedging Agreement

Any occurrence with respect to the Borrowers and/or its Credit Support Provider(s) (as defined in the Secured Hedging Agreements) as, if applicable, set out in any Secured Hedging Agreement Section 5(a) (Events of Default) or Section 5(b) (Termination Events) except for any Additional

Termination Event due to any ordinary, voluntary or mandatory prepayment in accordance with the Loan Agreement Clauses 6 (Repayment) and 7 (Prepayment and cancellation).

24.17	Sanctions

(a)	An Obligor or any of their Affiliates, their joint ventures, and their respective directors, officers, employees, agents or representatives becomes a Restricted Party.

(b)
An act or omission of an Obligor or any of their Affiliates, their joint ventures, and their respective directors, officers, employees, agents or representatives causes a breach of Sanctions by any Finance Party.

24.18	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrowers:

(a)	cancel the Total Commitments whereupon they shall immediately be cancelled;

(b)
declare that all or part of a Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;

(c)	declare that all or part of a Loan be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or

(d)	exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

SECTION 9
CHANGES TO PARTIES

25.	CHANGES TO THE LENDERS

25.1	Assignments and transfers by the Lenders

Subject to this Clause 25 (Changes to the Lenders), a Lender (the “Existing Lender”) may assign and transfer any of its rights and/or obligations hereunder to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”), provided that no assignment or transfer can be made to an Obligor or any of their Affiliates.

The Lenders shall notify the Borrowers of any proposed assignment or transfer, unless an Event of Default has occurred.

The consent of the Borrowers is required for an assignment or transfer by an Existing Lender, unless the assignment or transfer is:

(a)	to another Lender or an Affiliate of a Lender;

(b)	to a Central Bank, Federal Reserve or to another state-owned entity;

(c)	to any sub-participant where the Existing Lender retains all its obligations in respect of the transferred, assigned or participated amounts; or

(d)	made at a time when an Event of Default is continuing.

The consent of the Borrowers to an assignment or a transfer must not be unreasonably withheld or delayed. The Borrowers shall be deemed to have given their consent fifteen (15) Business Days after that Lender has requested it unless consent is expressly refused by the Borrowers within that time.

25.2	Conditions of assignment or transfer

(a)
An assignment or a transfer requiring the Borrowers’ consent shall only be effective (i) on receipt by the Agent of (x) written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender shall assume the same obligations to the other Finance Parties as it would have been under if it was an Existing Lender and (y) all required know your customer documentation,  (ii) on the New Lender’s payment of a transfer fee of USD 5,000 to the Agent and (iii) if the Commitment that is to be transferred to  New Lender is in the minimum amount of USD 10,000,000 (or, if less, such amount constituting the Total Commitment of that transferring Lender).

(b)	A transfer will only be effective if the procedure set out in Clause 25.4 (Procedure for transfer) is complied with.

(c)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, the Borrowers or the Guarantor would be obliged to make a payment to the

New Lender or Lender acting through its new Facility Office under Clause 12 (Tax gross-up and indemnities) or Clause 13 (Increased Costs),

then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred. This paragraph (c) shall not apply in respect of an assignment or transfer made in the ordinary course of the primary syndication of the Facility.

(d)
Each New Lender, by executing the relevant Transfer Certificate, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

25.3	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)
has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)
will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 25 (Changes to the Lenders); or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

25.4	Procedure for transfer

(a)
Subject to the conditions set out in Clause 25.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)
The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	Subject to Clause 25.6 (Pro rata interest settlement), on the Transfer Date:

(i)
to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)
each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)
the Agent, the Mandated Lead Arrangers, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Mandated Lead Arrangers and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

25.5	Copy of Transfer Certificate to the Borrowers

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Borrowers a copy of that Transfer Certificate.

25.6	Pro rata interest settlement

If the Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 25.4 (Procedure for transfer) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(a)	any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (“Accrued Amounts”) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than three (3) Months, on the next of the dates which falls at three (3) Monthly intervals after the first day of that Interest Period); and

(b)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:

(i)	when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and

(ii)
the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 25.6 (Pro rata interest settlement), have been payable to it on that date, but after deduction of the Accrued Amounts.

25.7	Securitisation

The Agent or the Lenders may include the Loans in a securitisation or similar transaction without the consent of, or any consultation with the Borrowers and/or the Guarantor. The Agent and/or the Lenders (as the case may be) shall have full right of disclosure of information in connection with or in contemplation of such securitisation (or similar transaction). The Borrowers and the Guarantor shall assist the Agent as necessary to achieve a successful securitisation (or similar transaction), hereunder inter alia the following:

(a)	Keep bank accounts where requested by the Agent and procure that the Earnings are paid to any such account; and

(b)	Procure that the Insurances according to Clause 23.2 (Insurance – Vessels) are placed with insurers of the requisite rating;

provided however that the Borrowers and/or the Guarantor shall not be required to bear any costs related to any such securitisation.

25.8	Security over Lenders’ rights

In addition to the other rights provided in this Clause 25 (Changes to the Lenders), each Lender may, without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure the obligations of that Lender, including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)
in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as Security for those obligations or securities, except that no such charge, assignment or Security shall:

(c)
release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(d)	require any payments to be made by an Obligor or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

26.	CHANGES TO THE OBLIGORS

26.1	Assignments and transfer by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

SECTION 10
THE FINANCE PARTIES

27.	ROLE OF THE AGENT, THE SECURITY AGENT AND THE MANDATED LEAD ARRANGERS

27.1	Appointment of the Agent

(a)
Each other Finance Party and the Hedging Banks appoints the Agent to act as its agent under and in connection with the Finance Documents and each Lender, the Hedging Banks and the Agent appoints the Security Agent to act as its security agent and security trustee for the purpose of the Security Documents.

(b)
Each of the Mandated Lead Arrangers and the Lenders authorises the Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions. The Agent shall be released from the restrictions of section 181 alt. 2 BGB (German Civil Code).

(c)
Except where the context otherwise requires, references in this Clause 27 (Role of the Agent, the Security Agent and the Mandated Lead Arrangers) to the “Agent” shall mean the Agent and the Security Agent individually and collectively.

27.2	Instructions

(a)	The Agent shall:

(i)
unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent); and

(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.

(b)
The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion.  The Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

(c)
Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.

(d)
The Agent may refrain from acting in accordance with any instructions of the Majority Lenders (or, if appropriate, any Lender or group of Lenders) until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability (together with any associated VAT) which it may incur in complying with those instructions.

(e)
In the absence of instructions from the Majority Lenders, (or, if appropriate, any Lender or group of Lenders), the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

(f)	The Agent is not authorised to act on behalf of a Lender or the Hedging Banks (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

27.3	Duties of the Agent

(a)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

(b)	Subject to paragraph (c) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(c)	Without prejudice to Clause 25.5 (Copy of Transfer Certificate to the Borrowers), paragraph (b) above shall not apply to any Transfer Certificate or any Assignment Agreement.

(d)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(e)
If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties and the Hedging Banks.

(f)
If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Mandated Lead Arrangers) under this Agreement, it shall promptly notify the other Finance Parties and the Hedging Banks.

(g)	The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

27.4	Role of the Mandated Lead Arrangers

Except as specifically provided in the Finance Documents, the Mandated Lead Arrangers have no obligations of any kind to any other Party under or in connection with any Finance Document.

27.5	No fiduciary duties

(a)	Nothing in any Finance Document constitutes the Agent or the Mandated Lead Arrangers as a trustee or fiduciary of any other person, save as set out in Clause 27.1 (a).

(b)	Neither the Agent nor any Mandated Lead Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

27.6	Business with any Obligor

The Agent and any Mandated Lead Arrangers may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Obligor.

27.7	Rights and discretions

(a)	The Agent may:

(i)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

(ii)	assume that:

(A)	any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and

(B)	unless it has received notice of revocation, that those instructions have not been revoked; and

(iii)	rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders and the Hedging Banks) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 24.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised; and

(iii)	any notice or request made by the an Obligor (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	The Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

(d)
Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders or any Hedging Bank) if the Agent in its reasonable opinion deems this to be necessary.

(e)
The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)	The Agent may act in relation to the Finance Documents through its officers, employees and agents.

(g)	Unless a Finance Document expressly provides otherwise the Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(h)
Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor any Mandated Lead Arrangers is obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(i)
Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

27.8	Responsibility for documentation

Neither the Agent nor any Mandated Lead Arranger is responsible or liable for:

(a)
the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Agent, any Mandated Lead Arranger, an Obligor or any other person in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(b)
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or

(c)
any determination as to whether any information provided or to be provided to any Finance Party or any Hedging Banks is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

27.9	No duty to monitor

The Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

27.10	Exclusion of liability

(a)	Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent), the Agent will not be liable for:

(i)
any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct;

(ii)
exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document, other than by reason of its gross negligence or wilful misconduct; or

(iii)
without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever, but not including any claim based on the fraud of the Agent) arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs,  losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)
No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause.

(c)
The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent or any Mandated Lead Arranger to carry out:

(i)	any “know your customer” or other checks in relation to any person; or

(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender,

on behalf of any Lender and each Lender confirms to the Agent and the Mandated Lead Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or any Mandated Lead Arrangers.

(e)
Without prejudice to any provision of any Finance Document excluding or limiting the Agent’s liability, any liability of the Agent arising under or in connection with any Finance Document shall be limited to the amount of actual loss which has been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss. In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.

27.11	Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three (3) Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

27.12	Resignation of the Agent

(a)	The Agent may resign as Agent and/or Security Agent and appoint one of its Affiliates as successor by giving notice to the other Finance Parties, the Hedging Banks and the Borrowers.

(b)
Alternatively the Agent may resign as Agent and/or Security Agent by giving thirty (30) days’ notice to the other Finance Parties, the Hedging Banks and the Borrowers, in which case the Majority Lenders (after consultation with the Borrowers) may appoint a successor Agent and/or Security Agent.

(c)
If the Majority Lenders have not appointed a successor Agent and/or Security Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Agent (after consultation with the Borrowers) may appoint a successor Agent and/or Security Agent.

(d)
The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)
Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation as Agent and/or Security Agent (as the case may be) in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 27 (Role of the Agent, the Security Agent and the Mandated Lead Arrangers) (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)
After consultation with the Borrowers, the Majority Lenders may, by notice to the Agent, require it to resign as Agent and/or Security Agent in accordance with paragraph (b) above. In this event, the Agent shall resign as Agent and/or Security Agent in accordance with paragraph (b) above.

(h)
The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (c) above) if on or after the date which is three (3) months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i)
the Agent fails to respond to a request under Clause 12.7 (FATCA Information) and a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)
the information supplied by the Agent pursuant to Clause 12.7 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Agent notifies the Borrowers and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and that Lender, by notice to the Agent, requires it to resign.

27.13	Confidentiality

(a)
In acting as agent for the Finance Parties and the Hedging Banks, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

27.14	Relationship with the Lenders

(a)
Subject to Clause 25.6 (Pro rata interest settlement), the Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five (5) Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)
Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 32.5 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 32.2 (Addresses) and sub-paragraph (a)(iii) of Clause 32.5 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

27.15	Credit appraisal by the Lenders and the Hedging Banks

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender and the Hedging Banks confirms to the Agent and the Mandated Lead Arrangers that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each Obligor;

(b)
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)
whether that Lender or Hedging Banks have recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)
the adequacy, accuracy and/or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

27.16	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Borrowers) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

27.17	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

28.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES OR THE HEDGING BANKS

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party or the Hedging Banks to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party or the Hedging Banks to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party or the Hedging Banks to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

29.	SHARING AMONG THE FINANCE PARTIES

29.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 30 (Payment mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three (3) Business Days, notify details of the receipt or recovery to the Agent;

(b)
the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 30 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)
the Recovering Finance Party shall, within three (3) Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 30.5 (Partial payments).

29.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 30.5 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

29.3	Recovering Finance Party’s rights

On a distribution by the Agent under Clause 29.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the

Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

29.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)
each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

29.5	Exceptions

(a)
This Clause 29 (Sharing among the Finance Parties) shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)
A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)
that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 11

ADMINISTRATION

30.	PAYMENT MECHANICS

30.1	Payments to the Agent

(a)
On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account with such bank as the Agent specifies.

30.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 30.3 (Distributions to an Obligor) and Clause 30.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account with such bank as that Party may notify to the Agent by not less than five (5) Business Days’ notice.

30.3	Distributions to an Obligor

The Agent may (with the consent of the relevant Obligor or in accordance with Clause 31 (Set-off)) apply any amount received by it from that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

30.4	Clawback

(a)
Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)
If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

30.5	Partial payments

(a)
If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent under the Finance Documents (other than a Secured Hedging Agreement);

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement;

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents (other than a Secured Hedging Agreement); and

(v)	fifthly, in or towards any periodic payments and any other amounts due but unpaid under any Secured Hedging Agreement.

(b)	The Agent shall, if so directed by the all Lenders, vary the order set out in sub-paragraphs (a) (i) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

30.6	No set-off by the Obligors

All payments to be made by the Obligors under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

30.7	Business Days

(a)
Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

30.8	Currency of account

(a)	Subject to paragraphs (b) and (c) below, USD is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(c)	Any amount expressed to be payable in a currency other than USD shall be paid in that other currency.

30.9            Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)
any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrowers); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)
If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrowers) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the London interbank market and otherwise to reflect the change in currency.

30.10	Disruption to payment systems etc.
If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Borrowers that a Disruption Event has occurred:

(a)
the Agent may, and shall if requested to do so by the Borrowers, consult with the Borrowers with a view to agreeing with the Borrowers such changes to the operation or administration of the Facilities as the Agent may deem necessary in the circumstances;

(b)
the Agent shall not be obliged to consult with the Borrowers in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)
the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)
any such changes agreed upon by the Agent and the Borrowers shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 36 (Amendments and Waivers);

(e)
the Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 30.10 (Disruption to payment systems etc.); and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

31.	SET-OFF

(a)
A Finance Party may set off any matured or un-matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured or un-matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

(b)
Each Obligor hereby agrees and accepts that this Clause 31 (Set-off) shall constitute a waiver of the provisions of Section 29 of the FA Act and further agrees and accepts, to the extent permitted by law that Section 29 of the FA Act shall not apply to this Agreement.

32.	NOTICES

32.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by e-mail, fax or letter.

32.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Obligors;

c/o DHT Management AS
Haakon VII’s gate 1
P.O. Box 2039 Vika
0125 Oslo
Norway

Att: Mr. Eirik Ubøe
Email: eu@dhtankers.com

(b)	in the case of the Security Agent and Agent, that identified with its name below,

ABN AMRO Bank N.V.
Agency Syndicated Loans
Daalesingel 71
3511 SW Utrecht
The Netherlands, PAC EA 8550

Att: Dingeman de Baan
Email: abn.amro.agency.deal.team@nl.abnamro.com

or any substitute address or fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five (5) Business Days’ notice.

32.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under Clause 32.2 (Addresses), if addressed to that department or officer.

(b)
Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to any of the Obligors in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

32.4	Notification of address, e-mail and fax number

Promptly upon receipt of notification of an address, e-mail or fax number or change of address, e‑mail or fax number pursuant to Clause 32.2 (Addresses) or changing its own address, e-mail or fax number, the Agent shall notify the other Parties.

32.5	Electronic communication

(a)
Any communication to be made between the Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)
Any electronic communication made between the Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

32.6	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)
if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

33.	CALCULATIONS AND CERTIFICATES

33.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

33.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

33.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the London interbank market differs, in accordance with that market practice.

34.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

35.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

36.	AMENDMENTS AND WAIVERS

36.1	Required consents

(a)
Subject to Clause 36.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the relevant Obligors and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

36.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	an extension to the date of payment of any amount under the Finance Documents;

(ii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable; or

(iii)	an increase in or an extension of any Commitment;

(iv)	an extension of an Availability Period;

(v)	Clause 2.2 (Finance Parties’ rights and obligations), Clause 7.3 (Illegality), Clause 25 (Changes to the Lenders) or this Clause 36 (Amendments and waivers);

(vi)	the nature or scope of the guarantee and indemnity granted under Clause 18 (Guarantee and indemnity);

(vii)	governing law and jurisdiction;

(viii)	change to any provisions in respect of Sanctions;

(ix)	the manner in which any payment and proceeds are being applied;

(x)	any change to the Security Documents or the Security granted thereunder;

(xi)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(xii)	any provision which expressly requires the consent of all the Lenders;

(xiii)	a change to any Obligor; or

(xiv)
release of any Security created by the Security Documents, including but not limited to the Guarantee, unless permitted under the Finance Documents or undertaken by the Agent acting on instruction of the Majority Lenders following an Event of Default which is continuing;

shall not be made without the prior consent of all the Lenders.

(b)
An amendment or waiver which relates to the rights or obligations of the Agent or any Mandated Lead Arranger (each in their capacity as such) may not be effected without the consent of the Agent or, as the case may be, the relevant Mandated Lead Arranger.

(c)	An amendment or waiver which relates to the rights or obligations of a Hedging Bank (each in its capacity as such) may not be effected without the consent of the relevant Hedging Bank.

37.	CONFIDENTIALITY

37.1	Confidential information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 37.2 (Disclosure of Confidential Information), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

37.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)
to any of its Affiliates and related funds any of its or their officers, directors, employees, professional advisers, auditors, partners and representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information, except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information.

(b)	to any person:

(i)
to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person’s Affiliates, related funds, representatives and professional advisers;

(ii)
with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or the Obligors and to any of that person’s Affiliates, related funds, representatives and professional advisers;

(iii)
appointed by any Finance Party or by a person to whom sub-paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (b) of Clause 27.14 (Relationship with the Lenders);

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in sub-paragraph (b)(i) or (b)(ii) above;

(v)
to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security Interest (or may do so) pursuant to Clause 25.8 (Security over Lenders’ rights);

(viii)	who is a Party; or

(ix)	with the consent of the Obligors;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)
in relation to sub-paragraphs (b)(i), (b)(ii) and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a confidentiality undertaking except that there shall be no requirement for a confidentiality undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)
in relation to sub-paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a confidentiality undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information; and

(C)
in relation to sub-paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(c)
to any person appointed by that Finance Party or by a person to whom sub-paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master confidentiality undertaking for Use With Administration/ Settlement Service Providers or such other form of confidentiality undertaking agreed between the Obligors and the relevant Finance Party;

(d)
to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information;

(e)	as set out in Clause 25.7 (Securitisation) of this Agreement.

37.3	Disclosure to numbering service providers

(a)
Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facilities and/or the Obligors the following information:

(i)	name of the Obligors;

(ii)	country of domicile of the Obligors;

(iii)	place of incorporation of the Obligors;

(iv)	date of this Agreement;

(v)	the names of the Agent and the Mandated Lead Arrangers;

(vi)	date of each amendment and restatement of this Agreement;

(vii)	amount of Total Commitments;

(viii)	currencies of the Facilities;

(ix)	type of Facilities;

(x)	ranking of Facilities;

(xi)	the Final Maturity Date;

(xii)	changes to any of the information previously supplied pursuant to sub-paragraphs (i) to (xi) above; and

(xiii)	such other information agreed between such Finance Party and the Borrowers,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)
The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facilities and/or the Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	The Obligors represent that none of the information set out in sub-paragraphs (i) to (xiii) of paragraph (a) above is, nor will at any time be, unpublished price-sensitive information.

37.4	Entire agreement

This Clause 37 (Confidentiality) constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

37.5	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

37.6	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Borrowers:

(a)
of the circumstances of any disclosure of Confidential Information made pursuant to sub-paragraph (b)(ii) of Clause 37.2 (Disclosure of Confidential Information), except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 37 (Confidentiality).

37.7	Continuing obligations

The obligations in this Clause 37 (Confidentiality) are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve (12) months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

38.	CONFIDENTIALITY OF FUNDING RATES AND REFERENCE BANK QUOTATIONS

38.1	Confidentiality and disclosure

(a)
The Agent and each Obligor agree to keep each Funding Rate (and, in the case of the Agent, each Reference Bank Quotation) confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (b), (c) and (d) below.

(b)	The Agent may disclose:

(i)	any Funding Rate (but not, for the avoidance of doubt, any Reference Bank Quotation) to the relevant Borrower pursuant to Clause 8.4 (Notification of rates of interest); and

(ii)
any Funding Rate or any Reference Bank Quotation to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Agent and the relevant Lender or Reference Bank, as the case may be.

(c)	The Agent may disclose any Funding Rate or any Reference Bank Quotation, and each Obligor may disclose any Funding Rate, to:

(i)
any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate or Reference Bank Quotation is to be given pursuant to this sub-paragraph (i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or Reference Bank Quotation or is otherwise bound by requirements of confidentiality in relation to it;

(ii)
any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;

(iii)
any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor , as the case may be, it is not practicable to do so in the circumstances; and

(iv)	any person with the consent of the relevant Lender or Reference Bank, as the case may be.

(d)
The Agent’s obligations in this Clause 38 (Confidentiality of Funding Rates and Reference Bank Quotations) relating to Reference Bank Quotations are without prejudice to its obligations to make notifications under Clause 8.4 (Notification of rates of interest) provided that (other than pursuant to sub-paragraph (b)(i) above) the Agent shall not include the details of any individual Reference Bank Quotation as part of any such notification.

38.2	Related obligations

(a)
The Agent and each Obligor acknowledge that each Funding Rate (and, in the case of the Agent, each Reference Bank Quotation) is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Agent and each Obligor undertake not to use any Funding Rate or, in the case of the Agent, any Reference Bank Quotation for any unlawful purpose.

(b)	The Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender or Reference Bank, as the case may be:

(i)
of the circumstances of any disclosure made pursuant to sub-paragraph (c)(ii) of Clause 38.1 (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii)	upon becoming aware that any information has been disclosed in breach of this Clause 38 (Confidentiality of Funding Rates and Reference Bank Quotations)

38.3	No Event of Default

No Event of Default will occur under Clause 24 (Events of Default) by reason only of an Obligor’s failure to comply with this Clause 38 (Confidentiality of Funding Rates and Reference Bank Quotations).

39.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

40.	CONFLICT

40.1	Conflict

In case of conflict between the Security Documents and this Agreement, the provisions of this Agreement shall prevail, provided however that this will not in any way be interpreted or applied to prejudice the legality, validity or enforceability of any Security Document.

40.2	Contractual recognition of bail-in

Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)	a cancellation of any such liability; and

(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

SECTION 12
GOVERNING LAW AND ENFORCEMENT

41.	GOVERNING LAW

This Agreement is governed by Norwegian law.

42.	ENFORCEMENT

42.1	Jurisdiction

(a)
The courts of Norway, the venue to be Oslo District Court (in Norwegian: Oslo tingrett) have jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement (a “Dispute”).

(b)	The Parties agree that the courts of Norway are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)
This Clause 42.1 (Jurisdiction) is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

42.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Borrower and Guarantor:

(a)
irrevocably appoints DHT Management AS, Haakon VII’s gate 1, P.O. Box 2039 Vika, 0125 Oslo, Norway as its agent for service of process in relation to any proceedings before the Norwegian courts in connection with any Finance Document; and

(b)	agrees that failure by a process agent to notify the relevant Borrower and/or Guarantor of the process will not invalidate the proceedings concerned.

If any process agent appointed shall cease to exist for any reason where process may be served, each Borrower or Guarantor will forthwith appoint another process agent with an office in Norway where process may be served and will forthwith notify the Agent thereof.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1A

The Original Lenders

Name of Original Lender:	Commitment
ABN AMRO Bank N.V., Oslo Branch	USD 62,500,000
Nordea Bank AB (Publ), filial i Norge	USD 75,000,000
ING Bank, a branch of ING-DiBa AG	USD 62,500,000
DNB Bank ASA	USD 62,500,000
Crédit Agricole Corporate and Investment Bank	USD 62,500,000
Danish Ship Finance A/S	USD 45,000,000
Skandinaviska Enskilda Banken AB	USD 45,000,000
DVB Bank SE	USD 35,000,000
Swedbank AB	USD 35,000,000
Total Commitments:	Up to USD 485,000,000

SCHEDULE 1B

Borrowers, Vessels and Tranches

Schedule 1 B will be updated prior to closing based on the most recent market value report.

#	Vessel name	Owner	Jurisdiction	Flag	Expected Delivery Date
1	DHT Mustang	DHT Mustang Inc.	Marshall Islands	HK	Q2-2018
2	DHT Bronco	DHT Bronco Inc.	Marshall Islands	HK	Q1-2018
3	DHT Puma	DHT Puma Ltd.	Marshall Islands	HK	-
4	DHT Panther	DHT Panther Ltd.	Marshall Islands	HK	-
5	DHT Lion	DHT Lion Ltd.	Marshall Islands	HK	-
6	DHT Leopard	DHT Leopard Ltd.	Marshall Islands	HK	-
7	DHT Sundarbans	Samco Theta Ltd.	Cayman Islands	HK	-
8	DHT Taiga	Samco Iota Ltd.	Cayman Islands	HK	-
9	DHT Redwood	Samco Kappa Ltd.	Cayman Islands	HK	-
10	DHT Hawk	DHT Hawk Inc.	Marshall Islands	HK	-
11	DHT China	Samco Epsilon Ltd.	Cayman Islands	RIF	-
12	DHT Falcon	DHT Falcon Inc.	Marshall Islands	HK	-
13	DHT Condor	DHT Condor Inc.	Marshall Islands	HK	-

SCHEDULE 1C

Repayment Schedule

Schedule 1 c will be updated prior to closing based on the most recent market value

								Split Facilities:
#	Vessel name	Type	Built	Age*	Value**	Profile	Maximum Loan Amount	Term Loan	RCF***	Amortization: Term Loan
1	DHT Mustang	VLCC	28-9-2018	0.0	84,000,000	20.0	51,400,000	40,401,421	10,998,579	2,570,000
2	DHT Bronco	VLCC	31-7-2018	0.0	84,000,000	20.0	51,400,000	40,401,421	10,998,579	2,570,000
3	DHT Puma	VLCC	31-8-2016	1.6	78,300,000	20.0	47,323,694	37,197,364	10,126,331	2,570,000
4	DHT Panther	VLCC	5-8-2016	1.7	78,300,000	20.0	47,145,222	37,057,081	10,088,141	2,570,000
5	DHT Lion	VLCC	15-3-2016	2.0	76,700,000	20.0	46,145,778	36,271,498	9,874,280	2,570,000
6	DHT Leopard	VLCC	4-1-2016	2.2	76,000,000	20.0	45,638,917	35,873,095	9,765,822	2,570,000
7	DHT Sundarbans	VLCC	16-5-2012	5.9	60,900,000	20.0	36,301,250	28,533,503	7,767,747	2,570,000
8	DHT Taiga	VLCC	24-9-2012	5.5	62,500,000	20.0	37,215,028	29,251,751	7,963,277	2,570,000
9	DHT Redwood	VLCC	25-10-2011	6.4	58,300,000	20.0	34,866,333	27,405,630	7,460,703	2,570,000
10	DHT Hawk	VLCC	31-7-2007	10.7	39,500,000	20.0	23,979,528	18,848,385	5,131,143	2,570,000
11	DHT China	VLCC	16-5-2007	10.9	39,000,000	20.0	23,451,250	18,433,148	5,018,102	2,570,000
12	DHT Falcon	VLCC	28-12-2006	11.3	37,800,000	20.0	22,466,083	17,658,788	4,807,296	2,570,000
13	DHT Condor	VLCC	29-11-2004	13.3	31,500,000	20.0	17,666,917	17,666,917		2,570,000
				5.5	806,800,000	20.0	485,000,000	385,000,000	100,000,000	33,410,000

--- Newbuilds
* Age as per April 1, 2018
** Clarksons value as per Jan 8, 2018

report.

Instalment	DHT Mustang	DHT Bronco	DHT Puma	DHT Panther	DHT Lion	DHT Leopard	DHT Sundarbans	DHT Taiga	DHT Redwood	DHT Hawk	DHT China	DHT Falcon	DHT Condor
#	TL 4 + RCF	TL 4 + RCF	TL 4 + RCF	TL 4 + RCF	TL 4 + RCF	TL 4 + RCF	TL 4 + RCF	TL 4 + RCF	TL 4 + RCF	TL 4 + RCF	TL 4 + RCF	TL 4 + RCF	TL	Total
0	-	-	47,323,694	47,145,222	46,145,778	45,638,917	36,301,250	37,215,028	34,866,333	23,979,528	23,451,250	22,466,083	17,666,917	382,200,000
1	-	51,400,000	46,681,194	46,502,722	45,503,278	44,996,417	35,658,750	36,572,528	34,223,833	23,337,028	22,808,750	21,823,583	17,024,417	426,532,500
2	51,400,000	50,757,500	46,038,694	45,860,222	44,860,778	44,353,917	35,016,250	35,930,028	33,581,333	22,694,528	22,166,250	21,181,083	16,381,917	470,222,500
3	50,757,500	50,115,000	45,396,194	45,217,722	44,218,278	43,711,417	34,373,750	35,287,528	32,938,833	22,052,028	21,523,750	20,538,583	15,739,417	461,870,000
4	50,115,000	49,472,500	44,753,694	44,575,222	43,575,778	43,068,917	33,731,250	34,645,028	32,296,333	21,409,528	20,881,250	19,896,083	15,096,917	453,517,500
5	49,472,500	48,830,000	44,111,194	43,932,722	42,933,278	42,426,417	33,088,750	34,002,528	31,653,833	20,767,028	20,238,750	19,253,583	14,454,417	445,165,000
6	48,830,000	48,187,500	43,468,694	43,290,222	42,290,778	41,783,917	32,446,250	33,360,028	31,011,333	20,124,528	19,596,250	18,611,083	13,811,917	436,812,500
7	48,187,500	47,545,000	42,826,194	42,647,722	41,648,278	41,141,417	31,803,750	32,717,528	30,368,833	19,482,028	18,953,750	17,968,583	13,169,417	428,460,000
8	47,545,000	46,902,500	42,183,694	92,005,222	41,005,778	40,498,917	31,161,250	32,075,028	29,726,333	18,839,528	18,311,250	17,326,083	12,526,917	420,107,500
9	46,902,500	46,260,000	41,541,194	41,362,722	40,363,278	39,856,417	30,518,750	31,432,528	29,083,833	18,197,028	17,668,750	16,683,583	11,884,417	411,755,000
10	46,260,000	45,617,500	40,898,694	40,720,222	39,720,778	39,213,917	29,876,250	30,790,028	28,441,333	17,554,528	17,026,250	16,041,083	11,241,917	403,402,500
11	45,617,500	44,975,000	40,256,194	40,077,722	39,078,278	38,571,417	29,233,750	30,147,528	27,798,833	16,912,028	16,383,750	15,398,583	10,599,417	395,050,000
12	44,975,000	44,332,500	39,613,694	39,435,222	38,435,778	37,928,917	28,591,250	29,505,028	27,156,333	16,269,528	15,741,250	14,756,083	9,956,917	386,697,500
13	44,332,500	43,690,000	38,971,194	38,792,722	37,793,278	37,286,417	27,948,750	28,862,528	26,513,833	15,627,028	15,098,750	14,113,583	9,314,417	378,345,000
14	43,690,000	43,047,500	38,328,694	38,150,222	37,150,778	36,643,917	27,306,250	28,220,028	25,871,333	14,984,528	14,456,250	13,471,083	8,671,917	369,992,500
15	43,047,500	42,405,000	37,686,194	37,507,722	36,508,278	36,001,417	26,663,750	27,577,528	25,228,833	14,342,028	13,813,750	12,828,583	8,029,417	361,640,000
16	42,405,000	41,762,500	37,043,694	36,865,222	35,865,778	35,358,917	26,021,250	26,935,028	24,586,333	13,699,528	13,171,250	12,186,083	7,386,917	353,287,500
17	41,762,500	41,120,000	36,401,194	36,222,722	35,223,278	34,716,417	25,378,750	26,292,528	23,943,833	13,057,028	12,528,750	11,543,583	6,744,417	344,935,000
18	41,120,000	40,477,500	35,758,694	35,580,222	34,580,778	34,073,917	24,736,250	25,650,028	23,301,333	12,414,528	11,886,250	10,901,083	6,101,917	336,582,500
19	40,477,500	39,835,000	35,116,194	34,937,722	33,938,278	33,431,417	24,093,750	25,007,528	22,658,833	11,772,028	11,243,750	10,258,583	5,459,417	328,230,000
20	39,835,000	39,192,500	34,473,694	34,295,222	33,295,778	32,788,917	23,451,250	24,365,028	22,016,333	11,129,528	10,601,250	9,616,083	4,816,917	319,877,500
21	39,192,500	38,550,000	33,831,194	33,652,722	32,653,278	32,146,417	22,808,750	23,722,528	21,373,833	10,487,028	9,958,750	8,973,583	4,174,417	311,525,000
22	38,550,000	37,907,500	33,188,694	33,010,222	32,010,778	31,503,917	22,166,250	23,080,028	20,731,333	9,844,528	9,316,250	8,331,083	3,531,917	303,172,500
23	37,907,500	37,265,000	32,546,194	32,367,722	31,368,278	30,861,417	21,523,750	22,437,528	20,088,833	9,202,028	8,673,750	7,688,583	2,889,417	294,820,000
24	37,265,000	36,622,500	31,903,694	31,725,222	30,725,778	30,218,917	20,881,250	21,795,028	19,446,333	8,559,528	8,031,250	7,046,083	2,246,917	286,467,500
Total:														286,467,500

SCHEDULE 2

Conditions Precedent

Part I

Conditions Precedent to signing of the Agreement

1.	Relating to each of the Borrowers and the Guarantor

(a)	Certified copies of the constitutional documents of the relevant company;

(b)	Certificate of Incorporation, extract from the relevant Company Registry and/or updated Certificate of Good Standing;

(c)	A certified copy of a resolution of the board of directors of the relevant company:

(iii)
approving the terms of, and the transactions contemplated by, the Finance Documents and any Secured Hedging Agreement to which it is a party and resolving that it execute the Finance Documents and any Secured Hedging Agreement to which it is a party;

(iv)	authorising a specified person or persons to execute the Finance Documents and any Secured Hedging Agreement to which it is a party on its behalf; and

(v)
authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents and any Secured Hedging Agreement to which it is a party.

(d)
A copy of the passports of any Director of the relevant company and of each other person signing any Finance Documents and any Secured Hedging Agreement, and specimen of the signature of such persons if not evidenced by the passport copy;

(e)	An original Power of Attorney (notarised and legalised if requested by the Agent);

(f)	Evidence of any shareholders owning more than 25% of the Guarantor based on latest publicly available filings;

(g)	A copy of the Original Financial Statements of the Guarantor; and

(h)
A certificate of an authorised signatory (including any authorised director, secretary, treasurer or chief financial officer) of the relevant company setting out the name of the Directors of the relevant Obligor certifying that each copy document relating to it specified in this Schedule 2 (Conditions precedent) is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.	Authorisations

All approvals, authorisations and consents required by any government or other authorities for the Obligors to enter into and perform their obligations under this Agreement and/or any of the other Transaction Documents to which they are respective parties.

3.	Finance Documents

(a)	The Agreement.

(All Finance Documents to be delivered in original).

4.	Vessel Documents

(a)	Copy of each Shipbuilding Contract with any amendments or additions.

5.	Legal opinions

(a)	A legal opinion from the legal advisers to the Agent in the relevant jurisdiction, substantially in the form distributed to and approved by all Lenders prior to signing this Agreement; and

(b)	Any such other favourable legal opinions in form and substance satisfactory to all Lenders from lawyers appointed by the Agent on matters concerning all relevant jurisdictions.

6.	Other documents and evidence

(a)	Evidence that any process agent referred to in Clause 42.2 (Service of process), if not an Obligor, has accepted its appointment;

(b)
A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Borrowers and/or the Guarantor accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document;

(c)
Evidence that the fees, costs and expenses then due from the Borrowers pursuant to Clause 11 (Fees), Clause 16 (Costs and expenses) and any Fee Letters have been paid or will be paid by the date hereof; and

(d)	Any other documents as reasonably requested by the Agent, hereunder any additional documentation required for any Finance Party to comply with their Know Your Customer requirements.

Part II

Conditions Precedent to a Utilisation

1.	Relating to each of the Borrowers and the Guarantor

(a)	Certified copies of the constitutional documents of the relevant company (unless already provided under Part I);

(b)	Certificate of Incorporation (unless already provided under Part I) and an updated extract from the relevant Company Registry and/or updated Certificate of Good Standing;

(c)	A certified copy of a resolution of the board of directors of the relevant company:

(i)
approving the terms of, and the transactions contemplated by, the Finance Documents and any Secured Hedging Agreement to which it is a party and resolving that it execute the Finance Documents and any Secured Hedging Agreement to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)
authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(d)
A copy of the passports of any Director of the relevant company and of each other person signing any Finance Documents, and specimen of the signature of such persons if not evidenced by the passport copy;

(e)	An original Power of Attorney (notarised and legalised if requested by the Agent);

(f)	Evidence of any shareholder owning more than 25% of the Guarantor; and

(g)
A certificate of an authorised signatory (including any authorised director, secretary, treasurer or chief financial officer) of the relevant company setting out the name of the Directors of the relevant Obligor certifying that each copy document relating to it specified in this Schedule 2 (Conditions precedent) is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.	Authorisations

All approvals, authorisations and consents required by any government or other authorities for the Obligors to enter into and perform their obligations under this Agreement and/or any of the other Transaction Documents to which they are respective parties.

3.	Finance Documents

(a)	The Mortgages;

(b)	The Assignment Agreements;

(c)	A Notice of Assignment of Insurances and acknowledgement thereof or standard letters of undertaking;

(d)	A Notice of Assignment of Earnings and acknowledgement thereof;

(e)	A Notice of Assignment of claims under any Secured Hedging Agreements (if applicable) and acknowledgments thereof;

(f)	Any Deed of Assignment with any Notice of Assignment and acknowledgement thereof required thereunder;

(g)	Any Intra Group Loans Assignment Agreements the notices, transcripts and evidence required thereunder;

(h)	A Notice of Assignment of claims under any Intra Group Loan;

(i)	The Pledge of Accounts with any notices and acknowledgements required thereunder; and

(j)	The Pledges of Shares in all Borrowers with the notices, transcripts, share certificates and other evidence required thereunder.

(All Finance Documents to be delivered in original).

4.	Documents relating to the relevant Vessel

(a)	A certified copy of the Builder Certificate and/or Bill of Sale (as applicable under the relevant Shipbuilding Contract);

(b)
Copies of insurance policies/cover notes documenting that insurance cover has been taken out in respect of the Vessel in accordance with Clause 23.2 (Insurance - Vessels), and evidencing that the Agent’s Security in the insurance policies have been noted in accordance with the relevant notices as required under the Assignment Agreement;

(c)	A certified copy of the Protocol of Delivery and Acceptance under the relevant Shipbuilding Contract;

(d)	A certified copy of any Charterparty, hereunder the Bareboat Charter and the Sub-Bareboat Charter;

(e)	The Letter of Undertaking;

(f)	A copy of the current DOC;

(g)	A copy of any Technical Management Agreement;

(h)	A copy of any Commercial Management Agreement;

(i)
A certified copy of updated confirmations of class (or equivalent) in respect of the Vessel from the relevant classification society, confirming that the Vessel are classed in accordance with Clause 23.4 (Classification and repairs), free of extensions and overdue recommendations;

(j)	A copy of the Vessel’s current SMC;

(k)	A copy of the Vessel’s ISSC;

(l)	A Green Passport or an equivalent document in respect of the relevant Vessel; and

(m)	Updated Valuation Certificates from one (or more) Approved Broker(s) in respect of the Vessel issued no more than thirty (30) days prior to the Utilisation Date.

The following documents to be received by the Agent latest on the Utilisation Date:

(n)
Evidence (by way of transcript of registry) that the Vessel is registered in the name of the relevant Borrower in an Approved Ship Registry acceptable to the Agent and bareboat registered in the Bareboat Registry (in respect of “DHT China”), that the Mortgage have been, or will in connection with Utilisation of the Tranche be, executed and recorded with their intended first priority against the Vessel, hereunder in the Bareboat Registry, and that no other encumbrances, maritime liens, mortgages or debts whatsoever are registered against the Vessel.

5.	Legal opinions

The following documents to be received by the Agent latest on the Utilisation Date:

(a)	A legal opinion from the legal advisers to the Agent in the relevant jurisdiction, substantially in the form distributed to and approved by all Lenders;

(b)
If any Secured Asset is situated in a jurisdiction other than Norway, or any Finance Document is subject to any other choice of law than Norwegian law, a legal opinion from the legal advisers to the Agent in the relevant jurisdiction, substantially in the form distributed to and approved by all Lenders; and

(c)	Any such other favourable legal opinions in form and substance satisfactory to all Lenders from lawyers appointed by the Agent on matters concerning all relevant jurisdictions.

6.	Other documents and evidence

(a)	Evidence that any process agent referred to in the Security Documents, if not a Party to this Agreement, has accepted its appointment;

(b)
A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Borrowers accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document;

(c)	The Utilisation Request at least three (3) Business Days prior to the Utilisation Date;

(d)	Evidence that all instalments due under the relevant Shipbuilding Contract prior to the Utilisation Date have been paid;

(e)
A favourable opinion from the Agent’s insurance consultants at the expense of the Borrowers confirming that the required insurances have been placed and are acceptable to the Agent and that the underwriters are acceptable to the Agent;

(f)	An original Compliance Certificate confirming that the Borrowers and the Guarantor are in compliance with the financial covenants as set out in Clause 21 (Financial covenants);

(g)
Evidence that the fees, costs and expenses then due from the Borrowers pursuant to Clause 11 (Fees), Clause 16 (Costs and expenses) and any Fee Letters have been paid or will be paid by the Utilisation Date;

(h)	Any agreements in respect of Intra Group Loans and evidence that they are subordinated to the obligations of the Borrowers under the Finance Documents and any Secured Hedging Agreement;

(i)	Manager’s undertakings from the Technical Manager and the Commercial Manager in such form as the Agent may reasonably require; and

(j)	Any other documents as reasonably requested by the Agent, hereunder any additional documentation required for any Finance Party to comply with their Know Your Customer requirements.

SCHEDULE 3

Requests

Part I
 Form of Utilisation Request

From:	[ ]

To:	ABN AMRO Bank N.V.

Dated:

Dear Sirs

DHT HOLDINGS INC. WITH SUBSIDIARIES – USD 485,000,000 Senior Secured Term Loan Facilities and Revolving Credit Agreement
 dated 24 April 2018 (the “Agreement”)

We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

1.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)
Facility: Tranche: Amount:	[ ] [ ] (No need to specify in respect of the Revolving Credit Facility) [ ] or, if less, the available [Term Loan Facility Commitment] [Revolving Credit Commitment]

2.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

3.	The proceeds of this Loan should be credited to [account].

4.	This Utilisation Request is irrevocable.

Yours faithfully

…………………………………
authorised signatory for
[                                          ]

Part II
 Form of Selection Notice

From:	[ ]

To:	ABN AMRO Bank N.V.

Dated:

Dear Sirs

DHT HOLDINGS INC. WITH SUBSIDIARIES – USD 485,000,000 Senior Secured Term Loan Facilities and Revolving Credit Agreement
 dated 24 April 2018 (the “Agreement”)

1.	We refer to the Agreement. This is a Selection Notice. Terms defined in the Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2.	We refer to the Loan in respect of the Tranche relevant to the Vessel [ ] with an Interest Period ending on [ ].

3.	We request that the next Interest Period for this Loan is [ ].

4.	This Selection Notice is irrevocable.

Yours faithfully

.....................................
authorised signatory for
[name of Borrowers]

SCHEDULE 4

Form of Transfer Certificate

To:	ABN AMRO Bank N.V. as Agent

From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

1.	DHT HOLDINGS INC. WITH SUBSIDIARIES – USD 485,000,000 Senior Secured Term Loan Facilities and Revolving Credit Agreement dated 24 April 2018 (the “Agreement”)

2.
We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

3.	We refer to Clause 25.4 (Procedure for transfer):

(a)
The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 25.4 (Procedure for transfer).

(b)	The proposed Transfer Date is [ ].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 32.2 (Addresses) are set out in the Schedule.

4.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 25.3 (Limitation of responsibility of Existing Lenders).

5.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

6.	This Transfer Certificate is governed by Norwegian law.

7.	This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]
[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]
By:	By:
This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [ ].
[Agent]
By:

SCHEDULE 5

Form of Compliance Certificate

To:	ABN AMRO Bank N.V. as Agent

From:	[ ]

Dated:

Dear Sirs

DHT HOLDINGS INC. WITH SUBSIDIARIES – USD 485,000,000 Senior Secured Term Loan
Facilities and Revolving Credit Agreement
 dated 24 April 2018 (the “Agreement”)

1.
We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that as of [insert date] the Guarantor has on a consolidated basis:

The Guarantor has on a consolidated basis (Clause 21.1 (Financial covenants – the Guarantor)):

a) Minimum Value Adjusted Tangible Net Worth

Requirement:	Value Adjusted Tangible Net Worth of at least USD 300,000,000, but the Value Adjusted Tangible Net Worth shall in any event minimum 25 % of the Value Adjusted Total Assets

Value Adjusted Tangible Net Worth*	USD…………….
Value Adjusted Total Assets*	USD …………….

In Compliance	Yes/No

*) as per enclosed calculations

b) Minimum Cash

Requirement:	The higher of USD 30,000,000 and 6 % of the Total Interest Bearing Debt

Minimum Cash*	USD ……………./……..%
Total Interest Bearing Debt*	USD……………../……..%

*) as per enclosed calculations

In Compliance	Yes/No

c) Working Capital

Requirement:	Positive
Current Assets	USD……………., less
Current Debt	USD…………….
In Compliance	Yes/No

3.            We confirm that no Default is continuing.

Please find enclosed a copy of our financial statements, together with updated Valuation Certificates in respect of the Vessel.

Yours faithfully

.....................................

DHT Holdings, Inc.

CFO

SCHEDULE 6

Form of Valuation Certificate

To:            ABN AMRO Bank N.V. as Agent

From:            [                                        ]

Dated:

Dear Sirs,

1.	DHT HOLDINGS INC. WITH SUBSIDIARIES – USD 485,000,000 Senior Secured Term Loan Facilities and Revolving Credit Agreement dated 24 April 2018 (the “Agreement”)

2.	We refer to the Agreement. This is a Valuation Certificate. Terms defined in the Agreement have the same meaning when used in this Valuation Certificate.

3.
We confirm that the Market Value of the Vessels are [    ]% and is thereby in compliance with Clause 7.5 (Market Value) (setting out that the Market Value shall not fall below 135%). The Market Value for the Vessels are as follows:

Name of Vessel:	Valuation from [Approved Broker]	Valuation from [Approved Broker]	Average Market Value:

4.	Please see attached hereto relevant supporting documentation and calculations to ensure compliance with Clauses 20.7 (Market Value) and Clause 7.5 (Market Value):

Yours sincerely,

For and on behalf of the Obligors:

By: _________________________

Name:

Title: [authorised signatory]

Company: DHT Holdings, Inc.

EXECUTION PAGE

Borrower:		Borrower:
DHT Mustang, Inc.		DHT Bronco, Inc.

By:	/s/ Eirik Ubøe	By:	/s/ Eirik Ubøe
Name:	Eirik Ubøe	Name:	Eirik Ubøe
Title:	Attorney-in-Fact	Title:	Attorney-in-Fact

Borrower:		Borrower:
DHT Puma Limited		DHT Panther Limited

By:	/s/ Eirik Ubøe	By:	/s/ Eirik Ubøe
Name:	Eirik Ubøe	Name:	Eirik Ubøe
Title:	Attorney-in-Fact	Title:	Attorney-in-Fact

Borrower:		Borrower:
DHT Lion Limited		DHT Leopard Limited

By:	/s/ Eirik Ubøe	By:	/s/ Eirik Ubøe
Name:	Eirik Ubøe	Name:	Eirik Ubøe
Title:	Attorney-in-Fact	Title:	Attorney-in-Fact

Borrower:		Borrower:
Samco Theta Ltd.		Samco Iota Ltd.

By:	/s/ Eirik Ubøe	By:	/s/ Eirik Ubøe
Name:	Eirik Ubøe	Name:	Eirik Ubøe
Title:	Attorney-in-Fact	Title:	Attorney-in-Fact

Borrower:		Borrower:
Samco Kappa Ltd.		DHT Hawk, Inc.

By:	/s/ Eirik Ubøe	By:	/s/ Eirik Ubøe
Name:	Eirik Ubøe	Name:	Eirik Ubøe
Title:	Attorney-in-Fact	Title:	Attorney-in-Fact

Borrower:		Borrower:
Samco Epsilon Ltd.		DHT Falcon, Inc.

By:	/s/ Eirik Ubøe	By:	/s/ Eirik Ubøe
Name:	Eirik Ubøe	Name:	Eirik Ubøe
Title:	Attorney-in-Fact	Title:	Attorney-in-Fact

Borrower:		Guarantor:
DHT Condor, Inc.		DHT Holdings, Inc.

By:	/s/ Eirik Ubøe	By:	/s/ Eirik Ubøe
Name:	Eirik Ubøe	Name:	Eirik Ubøe
Title:	Attorney-in-Fact	Title:	Attorney-in-Fact

Original Lender, Bookrunner and Mandated Lead Arranger:
ABN AMRO Bank N.V.

By:	/s/ Anita Gerdin
Name:	Anita Gerdin
Title:	Attorney-in-Fact

Original Lender, Bookrunner and Mandated Lead Arranger:		Original Lender, Bookrunner and Mandated Lead Arranger:
Nordea Bank AB (Publ), filial i Norge		ING Bank, a branch of ING-DiBa AG

By:	/s/ Anita Gerdin	By:	/s/ Anita Gerdin
Name:	Anita Gerdin	Name:	Anita Gerdin
Title:	Attorney-in-Fact	Title:	Attorney-in-Fact

Original Lender, Bookrunner and Mandated Lead Arranger:		Original Lender, Bookrunner and Mandated Lead Arranger
DNB Bank ASA		Crédit Agricole Corporate and Investment Bank

By:	/s/ Anita Gerdin	By:	/s/ Anita Gerdin
Name:	Anita Gerdin	Name:	Anita Gerdin
Title:	Attorney-in-Fact	Title:	Attorney-in-Fact

Original Lender and Mandated Lead Arranger		Original Lender and Mandated Lead Arranger
Danish Ship Finance A/S		Skandinaviska Enskilda Banken AB

By:	/s/ Anita Gerdin	By:	/s/ Anita Gerdin
Name:	Anita Gerdin	Name:	Anita Gerdin
Title:	Attorney-in-Fact	Title:	Attorney-in-Fact

Original Lender and Lead Arranger:		Original Lender and Lead Arranger:
DVB Bank SE		Swedbank AB

By:	/s/ Anita Gerdin	By:	/s/ Anita Gerdin
Name:	Anita Gerdin	Name:	Anita Gerdin
Title:	Attorney-in-Fact	Title:	Attorney-in-Fact

Agent and Security Agent:
ABN AMRO Bank N.V.

By:	/s/ Anita Gerdin
Name:	Anita Gerdin
Title:	Attorney-in-Fact

***

We hereby accept appointment as process agent for each of the Obligors pursuant to the Agreement Clause 42.2 (Service of process).

DHT MANAGEMENT AS

By:	/s/ Eirik Ubøe
Name:	Eirik Ubøe
Title:	Attorney-in-Fact